Exhibit 2.1
C L I F F O R D C H A N C E	LIMITED LIABILITY PARTNERSHIP
Execution Version
ROXBORO OVERSEAS LIMITED
ROXBORO HOLDINGS, INC.
WESTON GROUP LIMITED
THE ROXBORO GROUP PLC
ESTERLINE TECHNOLOGIES CORPORATION
AND
ESTERLINE TECHNOLOGIES ACQUISITION LIMITED

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AGREEMENT FOR THE SALE AND
PURCHASE OF PRESSURE SYSTEMS INTERNATIONAL
LIMITED, PRESSURE SYSTEMS, INC., NORWICH AERO
PRODUCTS INC. AND WESTON AEROSPACE

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Agreed Form Documents
1.	Tax Deed
2.	Employees' Announcement

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THIS AGREEMENT is made on 21 May 2003

BETWEEN:
(1)

ROXBORO OVERSEAS LIMITED, a company incorporated in England and Wales (registered no. 02534146), whose registered address is at Byron House, Cambridge Business Park, Cambridge CB4 4WZ, England ("ROL");

(2)

ROXBORO HOLDINGS INC., a company incorporated in the State of Delaware, the United States of America, whose principal place of business is at 1501 Route 34, South Farmingdale, New Jersey 07727, the United States of America ("RHI");

(3)	WESTON GROUP LIMITED, a company incorporated in England and Wales (registered no. 04220046), whose registered address is at Byron House, Cambridge Business Park, Cambridge CB4 4WZ, England ("WGL");
(4)

THE ROXBORO GROUP PLC, a company incorporated in England and Wales (registered no. 02486024) whose registered address is at Byron House, Cambridge Business Park, Cambridge CB4 4WZ, England ("Roxboro");

(5)

ESTERLINE TECHNOLOGIES CORPORATION, a company incorporated in Delaware, the United States of America, whose principal place of business is at 10800 NE 8th Street, Suite 600, Bellevue, WA 98004, the United States of America (the "First Buyer"); and

(6)

ESTERLINE TECHNOLOGIES ACQUISITION LIMITED, a company incorporated in England and Wales (registered no. 4759585), whose registered office is at Mitre House, 160 Aldersgate Street, London EC1A 4DD, England (the "Second Buyer").

THE PARTIES AGREE as follows:
1.	Interpretation
1.1	In this Agreement:

"Accounts" means (i) in respect of each of Weston Aerospace, Weston Aerospace (2003) Limited and Pressure Systems International Limited, each company's individual accounts (as that term is used in section 226 of the Act) for the financial year ended on the Last Accounting Date, the auditors' reports on those accounts, the directors' report of the company for that year and the notes to those accounts; and (ii) in respect of each of NAPI, PSI and Pressure Systems International Inc., the company's annual accounts pack produced for Roxboro's year end consolidated accounts for the financial year ended on the Last Accounting Date, constituting a profit and loss account and a balance sheet and a consolidation chart of accounts for the purposes of substantiating Roxboro's audit report;

"Accounts Relief" has the meaning set out in the Tax Deed;
"Act" means the Companies Act 1985;

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"Agreed Rate" means the rate for six month deposits in pounds sterling which appears on the display designated as page 3750 on the Dow Jones Telerate Screen (or such other page or service as may replace it for the purpose of displaying London inter bank offered rates of leading banks for pounds sterling deposits) at or about 11.00 a.m. (London time) on the first Business Day of the period in respect of which the relevant interest is payable;

"Asbestos" shall have the same definition as used in the Control of Asbestos at Work Regulations 2002 namely the following minerals, that is to say, crocidolite, amosite, chrysotile, fibrous actinolite, fibrous anthopyllite or fibrous tremolite or any mixture containing any of those materials;

"Assets" means all assets owned or used by the Group at the date of this Agreement including, without limitation, each asset included in the Accounts or acquired by a Group Company since the Last Accounting Date (other than assets since disposed of) and all fixed and loose plant and machinery, stock of raw materials and of partly finished and unfinished goods, vehicles, equipment, office equipment and furnishings, and other similar articles owned, possessed or used by a Group Company;

"Business" means the business as carried on by the Group or, as the case may be, any member of the Group as at the date hereof;

"Business Day" means a day (other than a Saturday or Sunday or public holiday) on which banks are open for general business in England and Wales and in New York, New York, the United States of America;

"Business Intellectual Property" means all Intellectual Property used by a Group Company in, or in connection with, its business;

"Buyers" means the First Buyer and the Second Buyer and "Buyer" means either of them; and for the avoidance of doubt, when used in schedule 3, "Buyer" means the relevant Buyer to whom the relevant Seller is giving the Warranty pursuant to clause 10.1;

"Buyers' Group" means the Buyers, their ultimate parent undertakings and such parent undertakings' respective subsidiary undertakings from time to time and includes, for the avoidance of doubt, each Group Company after Completion;

"Buyer's Group Undertaking" means a Buyer, a subsidiary undertaking or parent undertaking for the time being of the relevant Buyer or a subsidiary undertaking for the time being of a parent undertaking of such Buyer and, for the avoidance of doubt, after Completion includes each Group Company;

"Buyers' Press Release" means a press release made or sent by or on behalf of the Buyers concerning the signing of this Agreement;
"Buyers' Warranties" means the statements contained in clause 12.1;

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"Cash Balance" means, in relation to each Group Company, the aggregate expressed in pounds sterling of all that company's Relevant Balances (adjusted for all uncleared cheques and receipts) (and for the avoidance of doubt if any Relevant Balance is not an amount in pounds sterling it shall be converted into pounds sterling in accordance with clause 1.4);

"Cash Deficit" means in respect of each Group Company, the aggregate of all Cash Balances of that Company and its Subsidiary Undertakings, expressed in pounds sterling at Completion, in the event that the aggregate of credit balances exceeds the aggregate of debit balances;

"Cash Surplus" means in respect of each Group Company, the aggregate of all Cash Balances of that Company and its Subsidiary Undertakings, expressed in pounds sterling at Completion, in the event that the aggregate of debit balances exceeds the aggregate of credit balances;

"Code" means the United States Internal Revenue Code of 1986, as amended;

"Company" means, other than when used in schedule 3, Pressure Systems International Limited, Pressure Systems Inc., Norwich Aero Products Inc. or Weston Aerospace and when used in schedule 3 means, in relation to a Warranty given by a particular Seller, each company the Shares of which are to be sold by that Seller pursuant to this Agreement, and "Companies" shall be construed accordingly;

"Completion" means completion of the sale and purchase of the Shares in accordance with this Agreement;
"Completion Accounts Date" means the Completion Date;
"Completion Date" means, unless otherwise agreed by the parties, the date which is the second Business Day immediately following the date on which the Condition is satisfied;
"Computer Systems" means the computer hardware and Software which are required to operate the Business on a day-to-day basis and are in the exclusive possession and control of a Group Company;
"Condition" means the condition set out in clause 8.1;
"Confidentiality Agreement" means the agreement between HSBC Bank plc and the First Buyer dated 20 January 2003 relating to the provision of information relating to the Group;

"Confidential Information" means all information not publicly known, used in the Business or in the possession of any Group Company and relating to its customers, or financial or other affairs, including information relating to (a) trade secrets, know-how, ideas, Computer Systems and Software (b) future projects, business development or planning, commercial relationships and negotiations; and (c) the marketing of goods or services including customer names and lists, sales targets and statistics;

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"Consolidated Completion Accounts" means the unaudited consolidated profit and loss account of the Group in respect of the period starting on the day after the Last Accounting Date and ending on the Completion Accounts Date and the unaudited consolidated balance sheet of the Group as at the Completion Accounts Date;

"Creditors" means the figure of [POUND]3,177,000, as shown in the March 2003 Consolidated Management Accounts balance sheet (an analysis of which is attached in the annex to schedule 12) updated, using the same accounting principles, policies and practices as identified in part B of schedule 12, to the Completion Accounts Date, excluding any Wider Group Trading Amount and the Wider Group Loans;

"Data Room" means the data room located at the offices of Clifford Chance LLP, 4 Coleman Street, London EC2R 5JJ;

"Debtors" means the figure of [POUND]4,754,000, as shown in the March 2003 Consolidated Management Accounts balance sheet (an analysis of which is attached in the annex to schedule 12) updated, using the same accounting principles, policies and practices as identified in Part B of schedule 12, to the Completion Accounts Date, excluding any Wider Group Trading Amount and the Wider Group Loans;

"Disclosure Letter" means the letter having the same date as this Agreement from the Sellers to the Buyers and all annexures thereto in relation to the Warranties, the receipt of which is hereby acknowledged by the Buyers;

"EGM" means the extraordinary general meeting of Roxboro convened pursuant to clause 8.2 and, as the context requires, any adjournment thereof;
"Employees' Announcement" means an announcement in the agreed form to the Group's employees relating to the Transaction;
"Employee-related Matter" means any matter relating to any member of the Group and the terms of employment or engagement of its respective directors, officers and employees;
"Encumbrance" means a lien, charge or other encumbrance or right exercisable by a third party having similar effect;

"English Group Companies" means Norwich Aero Products Limited, Pressure Systems International Limited, Weston Aerospace (2003) Limited, Weston Aerospace and Weston Aerospace (1994) Limited (each an "English Group Company");

"Environment" means all or any of the following media, namely air, water and land and all living organisms or systems supported by those media;
"Environmental Authority" means any authority, whether statutory or non-statutory or governmental or non-governmental, having responsibility under Environmental Law;

"Environmental Law" means all or any international, national, state or local, civil or criminal law, common law, statutes, statutory instruments, regulations, directives, orders, decrees, injunctions or judgements relating to the pollution or protection of the Environment or harm to or protection of human health and safety or the health of animals and plants which are in force as at the date of this Agreement;

"Environmental Permit" means a permit, licence, consent or approval required under Environmental Law and necessary for the effective operation of a Group Company's business, its ownership, possession, occupation or use of an asset;

"Event" means an event, act, transaction or omission including, without limitation, a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance;

"Final Purchase Price" has the meaning given to it in clause 3.2;
"Former Property" means any of the following properties:
(a) 15 Research Drive, City of Hampton, Virginia State, USA;
(b) 17 Research Drive, City of Hampton, Virginia State, USA;
(c) East River Road, Kemper Industrial Park, County Route 32, North, P.O. Box 109, Norwich, New York 13815;
(d) 44 West Main Street, Norwich, New York 13815; or
(e) 10 Gladding Lane, Norwich, New York 13815;
"Group" means all of the Companies and Subsidiary Undertakings;

"Group Company" means, other than when used in schedule 3, a Company or a Subsidiary Undertaking and, when used in schedule 3 (and for the avoidance of doubt when used in the definition of "Property" in this clause 1.1), means, in relation to a Warranty given by a particular Seller, each Company the Shares of which are to be sold by that Seller pursuant to this Agreement or each of such Company's Subsidiary Undertakings at the date of this Agreement and "Group Companies" shall be construed accordingly;

"Hazardous Substance" means any matter, whether alone or in combination with any other matter, capable of causing harm to man or any other living organism or damaging the Environment or public health or welfare, including Asbestos, radioactive matter, ozone depleting substances, and genetically modified organisms;

"Individual Completion Accounts" means the unaudited profit and loss account of each Group Company in respect of the period starting on the day of the Last Accounting Date and ending on the Completion Accounts Date and the unaudited balance sheet of each Group Company as at the Completion Accounts Date;

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"Information" means any information relating to Roxboro or any Seller's Group Undertaking which is obtained by any Buyer's Group Undertaking or any director, officer, employee, agent or adviser of any Buyer's Group Undertaking, whether before or after the date of this Agreement, in any form (including, without limitation, in writing or orally or in a visual or an electronic form or in a magnetic or digital form) and whether directly or indirectly from, or pursuant to discussions with, Roxboro, any Seller's Group Undertaking or their advisers, including, without limitation, all documents and other information, whether prepared by a Buyer's Group Undertaking or by a director, officer, employee or adviser of a Buyer's Group Undertaking, which contain or are generated from such information;

"Initial Purchase Price" means the aggregate of the WA Cash/Debt Free Price, the NAPI Cash/Debt Free Price, the PSI Cash/Debt Free Price and the PSIL Cash/Debt Free Price;
"Intellectual Property" means:
(a)

patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, rights in trade, business and company names and logos and slogans, get up and other trading insignia, internet domain names and e mail addresses, copyright (including, without limitation, copyright in Software and databases), database rights, rights in know-how, rights in designs and inventions together with all extensions and renewals of them;

(b) all rights and forms of protection of a similar nature recognised in any country of the world; and
(c) the right to sue for past infringements of any of the foregoing rights;

"Inventory" means the figure of [POUND]4,659,000, as shown in the March 2003 Consolidated Management Accounts balance sheet (an analysis of which is attached in the annex to schedule 12) updated, using the same accounting principles, policies and practices as identified in part B of schedule 12, to the Completion Accounts Date;

"Last Accounting Date" means 31 December 2002;

"March 2003 Consolidated Management Accounts" means the unaudited consolidated profit and loss account of the Group in respect of the period starting on the day after the Last Accounting Date and ending on 28 March 2003 and the unaudited consolidated balance sheet of the Group as at 28 March 2003;

"March 2003 Group Company Management Accounts" means the unaudited profit and loss account of each Group Company in respect of the period starting on the day after the Last Accounting Date and ending on 28 March 2003 and the unaudited balance sheet of each Group Company as at 28 March 2003;

"Material Agreement" means each agreement set out in schedule 13;

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"NAPI Cash/Debt Free Price" means [POUND]4,750,000;
"NAPI Shares" means all of the issued and outstanding shares of capital stock of NAPI, as detailed in part A of schedule 1;
"Norwich Aero Products Inc." or "NAPI" means Norwich Aero Products Inc., the details of which are contained in part A of schedule 1;
"Party" means a party to this Agreement and includes each of that person's successors and permitted assigns;
"Pressure Systems Inc." or "PSI" means Pressure Systems Inc., the details of which are contained in part A of schedule 1;
"Pressure Systems International Limited" or "PSIL" means Pressure Systems International Limited, the details of which are contained in part A of schedule 1;

"Property" means, other than when used in schedule 3, the property or properties, details of which are set out in schedule 6 and includes an individual property and a part of an individual property and, when used in schedule 3, means, in relation to a Warranty given by a particular Seller, each property in which that Seller's Group Companies are shown as having an interest in schedule 6;

"Property Proceeding" means a civil, criminal, arbitration, administrative or other proceeding concerning the Property;
"PSI Cash/Debt Free Price" means [POUND]5,300,000;
"PSI Division" means the combined businesses of PSI, PSIL and their subsidiary undertakings;
"PSIL Cash/Debt Free Price" means [POUND]950,000;
"PSIL Shares" means the entire issued share capital of PSIL, as detailed in part A of schedule 1;
"PSI Shares" means all of the issued and outstanding shares of capital stock of PSI, as detailed in part A of schedule 1;
"Reference Amount" means [POUND]6,236,000;

"Relevant Balance" means, in relation to a Group Company a balance (debit (positive) or credit (negative)) of that company's cash books or lockboxes or a petty cash balance, in each case at the Completion Accounts Date;

"Relevant Claim" means a claim by one or more of the Buyers for breach of any of the Warranties;
"Relevant Division" means, in relation to WA, NAPI and their subsidiary undertakings, the Weston Division and, in relation to PSI, PSIL and their subsidiary undertakings, the PSI Division;

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"Relief" has the meaning set out in the Tax Deed;
"Reorganisation" has the meaning set out in the Tax Deed;
"Reorganisation Claim" has the meaning set out in the Tax Deed;
"Resolution" means the resolution of the shareholders of the Sellers' ultimate parent undertaking, Roxboro, relating to such shareholders' approval of the Transaction;

"Sellers" means ROL, RHI and WGL and "Seller" means any of them; and for the avoidance of doubt, when used in schedule 3, "Seller" means the relevant Seller giving the Warranty pursuant to clause 10.1;

"Sellers' Group" means the Sellers, their ultimate parent undertaking and their respective subsidiary undertakings at the date of this Agreement (but excluding any Group Company);

"Seller's Group Company" means a Seller or a company which is, at the date of this Agreement, a subsidiary or holding company of the relevant Seller or a subsidiary of a holding company of such Seller;

"Seller's Group Undertaking" means a Seller or an undertaking which is, at the date of this Agreement, a subsidiary undertaking or parent undertaking of the relevant Seller or a subsidiary of a parent undertaking of such Seller (but excluding any Group Company);

"Sellers' Press Release" means a press release made or sent by or on behalf of the Sellers concerning the signing of this Agreement;

"Shares" means the NAPI Shares, the PSI Shares, the PSIL Shares and the WA Shares and, for the purposes of paragraph 2.1 of part A of schedule 3, means the shares in the relevant Company owned by the Seller giving the Warranty or, in the case of the WA Shares, owned by WGL and Zoomclose, as set out in schedule 1;

"Software" means computer programs, including applications software and operating system software whether in source, object or machine code form;

"Subsidiary Undertaking" means the relevant subsidiary undertaking (if any) of each Company which is listed in part B of schedule 1 and "Subsidiary Undertakings" means all those subsidiary undertakings;

"Surrender of Advance Corporation Tax" means a surrender of advance corporation tax under section 240 of the Taxes Act;
"Surrender of Group Relief" means a surrender of relief for trading losses or other amounts eligible for surrender under Chapter IV of Part X of the Taxes Act;
"Surrender of Tax Refund" means a surrender of tax refund under section 102 of the Finance Act 1989;

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"Tax", "Taxes" and "Taxation" has the same meaning as set out in the Tax Deed;
"Tax Affiliate" means any federal, state, local or foreign affiliated, consolidated, combined, unitary or other similar group for Tax purposes with respect to which a Group Company is a member;

"Tax Authority" means any fiscal, revenue, customs or excise authority anywhere in the world including, without limitation, the Inland Revenue, H. M. Customs & Excise and the United States Internal Revenue Service;

"Tax Claim" means a claim by a Buyer under or pursuant to the terms of the Tax Deed;
"Tax Deed" means the tax deed in the agreed form;
"Taxes Act" means the Income and Corporation Taxes Act 1988;

"Tax Return" means any report, return, declaration, claim for refund, information return or other similar documents, including any schedules or attachments thereto and any amendment thereof, with respect to Tax or Taxes of a Group Company or of any Tax Affiliate;

"Tax Warranty" means a statement or warranty contained in paragraph 5 of schedule 3, Part A;
"TCGA" means the Taxation of Chargeable Gains Act 1992;

"Transaction" means the sale by ROL and the purchase by the First Buyer of the PSIL Shares, the sale by RHI and the purchase by the First Buyer of the NAPI Shares and the PSI Shares and the sale by WGL and the purchase by the Second Buyer of the WA Shares, pursuant to the terms of the Transaction Documents;

"Transaction Documents" means this Agreement, the Disclosure Letter, the Tax Deed and the letter of the same date as this Agreement from the Buyers to WGL consenting to the proposed reduction of capital of WGL;

"US Group Companies" means Norwich Aero Products Inc., Pressure Systems Inc., Pressure Systems International Inc. and SureSeal Corporation (each a "US Group Company");
"VATA" means, in the United Kingdom, the Value Added Tax Act 1994;
"Warranty" means a statement contained in schedule 3;
"WA Cash/Debt Free Price" means [POUND]44,000,000;
"WA Shares" means the entire issued share capital of WA, as detailed in part A of schedule 1;
"Weston Aerospace" or "WA" means Weston Aerospace, the details of which are contained in part A of schedule 1;

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"Weston Division" means the combined businesses of WA, NAPI and their subsidiary undertakings;

"Wider Group Loans" means (i) in relation to each Group Company, the aggregate of all amounts expressed to be owed in all currencies by that Group Company to any Seller's Group Undertaking as shown in the books of the relevant Group Company and (ii) in relation to any Seller's Group Undertaking, the aggregate of all amounts expressed to be owed in all currencies by that Seller's Group Undertaking to any Group Company as shown in the books of the relevant Seller's Group Undertaking, in each case plus interest accrued in accordance with any governing agreement and excluding Wider Group Trading Amounts;

"Wider Group Trading Amount" means each amount properly owed by or to any Seller's Group Undertaking in the ordinary course of business (including, without limitation, amounts owed in respect of salaries or other employee benefits, insurance (including health and motor insurance), pension or retirement benefit payments, management training and car rental payments paid or management services provided by or to any Seller's Group Undertaking) to or by any Group Company;

"Working Capital Accounts" means the working capital accounts comprising the combination of the accounts of the companies set out in schedule 1 and prepared in accordance with parts A and B of schedule 12 and taking the form set out in part C of schedule 12;

"Working Capital Adjustment Statement" means a statement of the adjusted price payable under clause 3.2 and of the amount payable by the Buyers or the Sellers, as the case may be, under clause 6 and taking the form set out in part D of schedule 12;

"Working Capital Value" means the working capital value of the Group as at the Completion Accounts Date as shown in the Working Capital Accounts; and

"Zoomclose" means Zoomclose Limited, a company incorporated in England and Wales (registered no. 4725744), whose registered address is at Byron House, Cambridge Business Park, Cambridge CB4 4WZ, England.

1.2	In this Agreement, a reference to:
1.2.1

a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 258 of the Act and to a "subsidiary" or "holding company" is to be construed in accordance with section 736 of the Act;

	1.2.2	a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each Party;
	1.2.3	a statutory provision includes a reference to the statutory provision as modified or re enacted or both from time to time before the date of this

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Agreement and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Agreement;
1.2.4

a "person" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

	1.2.5	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;
1.2.6

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

	1.2.7	times of the day is to British Summer Time;
	1.2.8	"includes" and "including" shall, unless the context otherwise requires, mean includes or including (as the case may be) without limitation.
1.3	The headings in this Agreement do not affect its interpretation.
1.4

Any monetary sum expressed in a currency other than pounds sterling shall be translated into pounds sterling at the closing mid point pound spot rate applicable to the balance of such amount as is expressed in that non sterling currency at close of business in London on the Relevant Date (or, if such day is not a Business Day, on the Business Day immediately preceding such day) as shown in the Financial Times (London First Edition) published on the next following day or if the Financial Times (London First Edition) is not published on that day the closing mid-point spot rate quoted by The Royal Bank of Scotland plc for pounds sterling applicable to that amount, where "Relevant Date" means:

	1.4.1	in relation to any sum to be taken into account for the purposes of any Warranty, the day immediately preceding the date of this Agreement; and
1.4.2

where it is necessary to determine whether a monetary limit or threshold referred to in schedule 4 has been reached or exceeded, the date of receipt by the Sellers of written notification from the Buyers in accordance with paragraph 2 of schedule 4 of the existence of such claim.

1.5

A reference in schedule 3 to "so far as a Seller is aware" or any similar expression relating to a Seller's awareness or knowledge means the actual knowledge (having made reasonable enquiries) of each of Harry Tee, Alf Vaisey, Cathy Buckley, Richard Wood, Steve Yakshe, Ian Arbuthnott, John Moore, Ken Smart, Peter Rush, James Ewing and Randy Mohr and, for the purposes of a statement set out in paragraphs 13,

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14 and 15 of schedule 3, part A only, Alistair Milne, and no Seller shall be deemed to have knowledge of any matter not within the actual knowledge (having made reasonable enquiries) of the persons specified above.

1.6

Where any Warranty is qualified by reference to materiality (including the phrase "in all material respects"), such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the subject matter of the Warranty concerned and in the context of the Relevant Division taken as a whole.

1.7	A reference to a "relevant Seller" or "relevant Buyer" is to the Seller disposing of or Buyer acquiring the particular Company or Group Company owned by such Company.
1.8

A reference to a "relevant Group Company" is to the particular Company or Group Company owned by such Company which is being disposed of by the relevant Seller or acquired by the relevant Buyer (as the context requires);

1.9	The liability of each of the Sellers pursuant to this Agreement or any other Transaction Document is several only.
2.0	ROXBORO'S AND FIRST BUYER'S GUARANTEES
2.1

In consideration of [POUND]1, receipt of which is hereby acknowledged by Roxboro, Roxboro irrevocably and unconditionally guarantees to the Buyers the due and punctual performance of each obligation of the Sellers contained in this Agreement and the other Transaction Documents. Roxboro shall pay to the Buyers from time to time on demand any sum of money which a Seller is at any time liable to pay to the Buyers under or pursuant to this Agreement or the Tax Deed and which has not been paid within 7 days of the demand being made.

2.2

Roxboro's obligations under clause 2.1 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, any of the Sellers.

2.3

Roxboro's liabilities under clause 2.1 are not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

2.4

In consideration of [POUND]1, receipt of which is hereby acknowledged by the First Buyer, the First Buyer irrevocably and unconditionally guarantees to the Sellers the due and punctual performance of each obligation of the Second Buyer contained in this Agreement and the other Transaction Documents. The First Buyer shall pay to the Sellers from time to time on demand any sum of money which the Second Buyer is at any time liable to pay to the Sellers under or pursuant to this Agreement or the Tax Deed and which has not been paid within 7 days of the demand being made.

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2.5

The First Buyer's obligations under clause 2.4 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Second Buyer.

2.6

The First Buyer's liabilities under clause 2.4 are not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

3.	SALE AND PURCHASE
3.1

ROL agrees to sell with full title guarantee and the First Buyer agrees to buy the PSIL Shares, RHI agrees to sell and the First Buyer agrees to buy all of RHI's right, title and interest in and to the NAPI Shares and the PSI Shares and WGL agrees to sell and, in the case of the 1 share held by Zoomclose, procure that Zoomclose sells with full title guarantee and the Second Buyer agrees to buy the WA Shares and in each case each right attaching thereto at Completion, free of any Encumbrance.

3.2	Subject to clause 9.6, the initial purchase price of:
	3.2.1	the WA Shares shall be the WA Cash/Debt Free Price;
	3.2.2	the NAPI Shares shall be the NAPI Cash/Debt Free Price;
	3.2.3	the PSI Shares shall be the PSI Cash/Debt Free Price; and
	3.2.4	the PSIL Shares shall be the PSIL Cash/Debt Free Price,
in each case:
(a) which shall be payable in pounds sterling at Completion in accordance with clause 9.2; and
(b) which shall be adjusted in accordance with clauses 5 and 6 in order to determine the actual aggregate purchase price of the Shares (the "Final Purchase Price").
3.3

Each Seller waives all rights of pre emption and other restrictions on transfer over the Shares conferred on it and shall use its reasonable endeavours to procure that all such rights conferred on any other person are waived no later than Completion so as to permit the sale and purchase of such Shares.

4.	WIDER GROUP TRADING AMOUNTS AND WIDER GROUP LOANS
4.1

The Buyers shall procure that each of the Wider Group Trading Amounts owed at Completion to any Seller's Group Undertaking, together with any interest thereon payable in accordance with clause 4.3, is paid to the relevant Seller's Group Undertaking to which it is owed:

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4.1.1

if, in good faith and in accordance with their usual business practices, the relevant parties have agreed in writing a period within which the amount shall be paid, on or before the end of such period; and

	4.1.2	if the relevant parties have not made such an agreement, within 30 days of Completion.
4.2

Each Seller shall procure that each of the Wider Group Trading Amounts owed at Completion by any of its Seller's Group Undertakings, together with any interest thereon payable in accordance with clause 4.3, is paid to the relevant Group Company to which it is owed:

4.2.1

if, in good faith and in accordance with their usual business practices, the relevant parties have agreed in writing a period within which the amount shall be paid, on or before the end of such period; and

	4.2.2	if the relevant parties have not made such an agreement, within 30 days of Completion.
4.3

If the relevant Group Company or, as the case may be, the relevant Seller's Group Undertaking fails to pay any Wider Group Trading Amount within the time allowed for payment under clause 4.1 or 4.2 (as the case may be), interest shall be payable thereon at the rate of the Agreed Rate plus 2 per cent. per annum (accrued daily and compounded monthly) for the period from the date on which such amount was due in accordance with clause 4.1 or 4.2 (as the case may be) to the actual date of payment. For the avoidance of doubt, any interest payable by the relevant Group Company or, as the case may be, the relevant Seller's Group Undertaking pursuant to this clause 4.3 shall be in addition to any interest included in any Wider Group Trading Amount.

4.4	Each Seller shall procure that all Wider Group Loans owed to or by each Company it is selling and that Company's Subsidiary Undertakings will be settled at or prior to Completion.
4.5

All payments referred to in this clause 4 shall be made in immediately available funds without any set off, restriction or condition and without any deduction or withholding (save only as required by law) in such manner as is the normal business practice of the relevant payee in the currency in which the relevant Wider Group Trading Amount is expressed to be owed.

5.	CASH BALANCES
5.1

The Buyers shall procure that each of the Group Companies shall send to the Sellers and the Buyers a document setting out the amount it believes to be equal to the Cash Balance for that Company (each, a "Cash Balance Statement") at the same time as delivery to the Sellers and the Buyers of the Individual Completion Accounts (pursuant to schedule 11, paragraph 1) and the Sellers and the Buyers shall, subject to clause 5.3, endeavour in good faith to agree the amount of each Cash Balance at the same time as they seek to reach agreement as to the Working Capital Adjustment Statement pursuant to

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schedule 11 and in any event such agreement to be reached within 30 Business Days of receipt of such Cash Balance Statement. In the absence of such agreement as to the amount of each Cash Balance, the Sellers or the Buyers shall be entitled to refer the determination of the amount of any Cash Balance to a partner of at least 10 years experience at an independent firm of chartered accountants agreed by the Buyers and the Sellers in writing or, failing agreement on the identity of the firm of chartered accountants within 14 days of the end of such 30 Business Day period, an independent firm of chartered accountants appointed on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "Expert").

5.2	The Expert shall act on the following basis:
	5.2.1	the Expert shall act as an expert and not as an arbitrator;
	5.2.2	the Expert's terms of reference shall be, subject to clause 5.3, to determine the matters in dispute within 20 Business Days of his appointment;
5.2.3

the parties shall each provide, and the Buyers shall procure that each Group Company shall provide, the Expert and each other with all information relating to the Cash Balance which they reasonably require and the Expert shall be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of each Group Company;

	5.2.4	the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the parties; and
5.2.5

the Sellers and the Buyers shall each pay one half of the Expert's costs unless the Expert determines that the Sellers or the Buyers should be regarded as the prevailing party in which case the non-prevailing party shall pay all of the Expert's costs.

5.3	No Cash Balance shall be agreed or determined before 27 June 2003 or such later date not later than 31 July 2003 as the Sellers shall notify to the Buyers in writing.
5.4	In respect of each Company:
5.4.1

in the event that there is a Cash Surplus, the Buyers shall, not later than 5 Business Days after the agreement or determination of the amount of each Cash Balance needed to calculate the amount of the Cash Surplus, pay an amount equal to the Cash Surplus to the Sellers or as the Sellers direct in writing to such account as shall have been notified to the Buyers by the Sellers at least 3 Business Days before the due date for payment, together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily and compounded monthly) for the period from the Completion Date to the date of payment;

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5.4.2

in the event that there is a Cash Deficit, the relevant Seller shall, not later than 5 Business Days after the agreement or determination of the amount of each Cash Balance needed to calculate the amount of the Cash Deficit, pay an amount equal to the Cash Deficit to the Buyers or as the Buyers direct in writing to such account as shall have been notified to the Sellers by the Buyers at least 3 Business Days before the due date for payment, together with an amount equivalent to interest thereon at the Agreed Rate (accrued daily and compounded monthly) for the period from the Completion Date to the date of payment; and

5.5

Unless otherwise agreed by the Buyers and the Sellers, all payments referred to in this clause 5 shall be made without any set off, restriction or condition and without any deduction or withholding (save only as required by law) by transfer of funds for same day value.

5.6

Any payment made pursuant to clauses 5.4.1 or 5.4.2 shall take effect as an adjustment to the consideration payable by the Buyer in respect of the Shares of the Company to which such adjustment relates.

6.	WORKING CAPITAL
6.1	The Initial Purchase Price is subject to the following adjustments:
6.1.1

in the event that the Working Capital Value is greater than [POUND]6,547,800 (being an amount equal to 105% of the Reference Amount), an amount equal to the difference between the Working Capital Value and the Reference Amount shall be added to the Initial Purchase Price;

6.1.2

in the event that the Working Capital Value is greater than the Reference Amount but less than or equal to [POUND]6,547,800 (being an amount equal to 105% of the Reference Amount), no adjustment shall be made to the Initial Purchase Price;

6.1.3

in the event that the Working Capital Value is less than [POUND]5,924,200 (being an amount equal to 95% of the Reference Amount), an amount equal to the difference between the Working Capital Value and the Reference Amount shall be deducted from the Initial Purchase Price; or

6.1.4

in the event that the Working Capital Value is less than the Reference Amount but equal to or greater than [POUND]5,924,200 (being an amount equal to 95% of the Reference Amount), no adjustment shall be made to the Initial Purchase Price.

6.2

The provisions of this clause 6 and schedules 11 and 12 shall apply in respect of the preparation of the Working Capital Accounts and the agreement or determination of the Working Capital Adjustment Statement.

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6.3	Within 5 Business Days starting on the day after agreement or determination of the Working Capital Accounts and the Working Capital Adjustment Statement in accordance with schedules 11 and 12:
6.3.1

in the event that the Working Capital Value is greater than [POUND]6,547,800, the Buyers shall pay to the Sellers or as the Sellers direct in writing an amount equal to the difference between the Working Capital Value and the Reference Amount to such account as shall have been notified to the Buyers by the Sellers at least 3 Business Days before the due date for payment, together, in the event that payment is not made by the due date for payment, with an amount equivalent to interest thereon at the rate of the Agreed Rate plus 2 per cent. per annum (accrued daily and compounded monthly) for the period from the due date for payment to the date of payment; and

6.3.2

in the event that the Working Capital Value is less than [POUND]5,924,200, the Sellers shall repay to the Buyers or as the Buyers direct in writing an amount equal to the difference between the Working Capital Value and the Reference Amount to such account as shall have been notified to the Sellers by the Buyers at least 3 Business Days before the due date for payment, together, in the event that payment is not made by the due date for payment, with an amount equivalent to interest thereon at the rate of the Agreed Rate plus 2 per cent. per annum (accrued daily and compounded monthly) for the period from the due date for payment to the date of payment.

6.4

Unless otherwise agreed by the Buyers and the Sellers, all payments referred to in this clause 6 shall be made without any set-off, restriction or condition and without any deduction or withholding (save only as required by law) by transfer of funds for same day value.

6.5

Any payment made pursuant to clauses 6.3.1 or 6.3.2 shall take effect as an adjustment to the consideration payable by the Buyers in respect of the Shares and shall be allocated between the WA Shares, the NAPI Shares, the PSI Shares and the PSIL Shares in proportion to the WA Cash/Debt Free Price, NAPI Cash/Debt Free Price, PSI Cash/Debt Free Price and PSIL Cash/Debt Free Price.

7.	AMOUNTS OWING BETWEEN GROUP COMPANIES
For the avoidance of doubt, there will be no adjustment to the purchase price in respect of trading, loan or other amounts owing from one Group Company to another Group Company.
8.	CONDITION
8.1	Completion is conditional on the shareholders of the Sellers' ultimate parent undertaking, Roxboro, passing the Resolution without amendment.
8.2	Roxboro shall, within 7 days of the date of this Agreement, post to each of its shareholders at his registered address a circular convening the EGM for a date not later

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than 20 days after the date of despatch of the circular and containing the Resolution and, subject to their fiduciary duties, a recommendation from the directors of Roxboro to vote in favour of the Resolution at the EGM.

8.3	If, at any time, any Seller becomes aware of a fact or circumstance that might prevent the Condition being satisfied, it shall inform the Buyers of the matter as soon as practicable.
8.4	If the Condition has not been satisfied by the end of the EGM this Agreement shall automatically terminate with immediate effect.
8.5	Each Party's further rights and obligations cease immediately on termination, but termination does not affect a Party's accrued rights and obligations at the date of termination.
9.	COMPLETION
9.1	Completion shall take place at the offices of Clifford Chance LLP, 200 Aldersgate Street, London EC1A 4JJ on the Completion Date.
9.2

At Completion the Sellers and the Buyers shall do all those things respectively required of them in schedule 2 and the Buyers shall pay to the Sellers or as the Sellers direct in writing the amounts set out in clause 3.2 which are stated as payable at Completion by transfer of funds for value by 2.00 p.m. on the Completion Date in such account or accounts as shall have been notified to the Buyers by the Sellers at least 3 Business Days before the Completion Date.

9.3	Neither the Sellers nor the Buyers are obliged to complete this Agreement unless:
	9.3.1	in the case of the Sellers, each Buyer and, in the case of the Buyers, each Seller complies with all its obligations under this clause 9 and schedule 2; and
	9.3.2	the sale and purchase of all the Shares is completed simultaneously.
9.4

If Completion does not take place on the Completion Date because either Buyer or any Seller fails to comply with any of its obligations under this clause 9 and schedule 2 (whether such failure amounts to a repudiatory breach or not), the Sellers, in the case of failure to comply by either Buyer, shall be entitled by notice to the Buyers, and the Buyers, in the case of failure to comply by any Seller, shall be entitled by notice to the Sellers to:

	9.4.1	proceed to Completion to the extent reasonably practicable (without limiting their rights under this Agreement); or
	9.4.2	postpone Completion to a date not later than the date falling 10 Business Days after the end of the EGM.
9.5

If Completion is postponed to another date in accordance with clause 9.4.2, the provisions of this Agreement, including for the avoidance of doubt clause 9.4, apply as if that other date is the Completion Date.

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9.6	In the event that pursuant to clause 9.4.2 Completion is postponed because:
	9.6.1	a Buyer fails to comply in any material respect with its obligations under this clause 9 and schedule 2, the Buyers shall pay; and
	9.6.2	a Seller fails to comply in any material respect with its obligations under this clause 9 and schedule 2, the Sellers shall pay:

an amount in respect of interest at the rate of the Agreed Rate plus 2 per cent. per annum (accrued daily and compounded monthly) on the amounts set out in clause 3.2 which are stated as payable at Completion from the Completion Date until the date on which Completion takes place.

9.7

If the Sellers have previously postponed Completion pursuant to clause 9.4.2 and either Buyer fails to comply in any material respect with any of its obligations under this clause 9 and schedule 2 on the new date set for Completion, the Sellers shall, in addition to the Sellers' rights pursuant to clause 9.4, be entitled to terminate this Agreement.

9.8

If the Buyers have previously postponed Completion pursuant to clause 9.4.2 and any Seller fails to comply in any material respect with any of its obligations under this clause 9 and schedule 2 on the new date set for Completion, the Buyers shall, in addition to the Buyers' rights pursuant to clause 9.4, be entitled to terminate this Agreement.

9.9

If this Agreement is terminated pursuant to clause 9.7 or 9.8, each Party's further rights and obligations cease immediately on termination, but termination does not affect a Party's accrued rights and obligations at the date of termination.

9.10

The Buyers acknowledge that in the event that either or both of them fail to complete and the Sellers terminate this Agreement pursuant to clause 9.7, the rights and remedies available to the Sellers in respect of such a breach by the Buyer(s) should in no way be diminished by the Sellers' knowledge that, at the date of this Agreement, the Buyers may not have had unconditional funds available for the completion of the share purchase contemplated by this Agreement.

9.11

The Sellers agree that the quantification of damages in relation to a Claim brought by any of the Sellers in respect of a failure by the Buyers to complete the purchase of the Shares shall be carried out in accordance with English law principles.

9.12

The Sellers acknowledge their duty to mitigate any loss they may suffer under the general law in relation to a claim brought by any of the Sellers in respect of a failure by the Buyers to complete the purchase of Shares.

10.	THE SELLERS' WARRANTIES AND PRE-COMPLETION CONDUCT AND INDEMNITY
10.1	Each of ROL and RHI severally warrants to the First Buyer and WGL severally warrants to the Second Buyer in the terms set out in schedule 3, part A at the date of


this Agreement provided that those warranty statements in schedule 3, part A followed or preceded by the name or names of one or more Sellers contained within parentheses are only warranted by that Seller or those Sellers named.

10.2

The warranty statements set out in schedule 3, part A, other than the statements set out in paragraphs 4.4, 6.1.3, 7.5, 7.6, 12.1 to 12.5 (inclusive), 13.1 and 14.3.1(d) of schedule 3, part A will be deemed to be repeated immediately before Completion by reference to the facts and circumstances existing at Completion. For this purpose only, where in a warranty statement set out in schedule 3, part A (other than those paragraphs specifically identified above) there is an express or implied reference to the "date of this Agreement" or an equivalent term, that reference is to be construed as a reference to the "Completion Date". In addition, each of ROL and RHI severally warrants to the First Buyer and WGL severally warrants to the Second Buyer in the terms set out in schedule 3, part B immediately before Completion.

10.3	The only Warranties given:
	10.3.1	in respect of Tax are those contained in paragraph 5 of schedule 3, part A and none of the other Warranties shall be deemed to be given in relation to Tax;
10.3.2

in respect of Intellectual Property are those contained in paragraphs 7, 12 and 18 of schedule 3, part A and none of the other Warranties shall be deemed to be given in relation to Intellectual Property;

	10.3.3	in respect of Computer Systems are those contained in paragraph 8 of schedule 3, part A and none of the other Warranties shall be deemed to be given in relation to Computer Systems;
	10.3.4	in respect of insurance matters are those contained in paragraph 9 of schedule 3, part A and none of the other Warranties shall be deemed to be given in relation to insurance matters;
	10.3.5	in respect of the Property are those contained in paragraph 10 of schedule 3, part A and none of the other Warranties shall be deemed to be given in relation to the Property;
10.3.6

in respect of environmental matters or health and safety matters are those contained in paragraph 11 of schedule 3, part A and none of the other Warranties shall be deemed to be given in relation to environmental matters or health and safety matters;

10.3.7

in respect of Material Agreements are those contained in paragraph 12 of schedule 3, part A and paragraph 1 of schedule 3, part B and none of the other Warranties shall be deemed to be given in relation to the Material Agreements;

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10.3.8

in respect of pensions matters are those contained in paragraph 14 or in paragraph 15 of schedule 3, part A and none of the other Warranties shall be deemed to be given in relation to pensions matters.

10.4

Each Seller's liability for Relevant Claims shall be limited or excluded, as the case may be, as set out in schedule 4 and each Seller's liability for Tax Claims shall be limited or excluded as the case may be, as set out in the Tax Deed and/or schedule 4 (as applicable).

10.5	The Warranties are qualified by the facts and circumstances contained in this Agreement or the Tax Deed or fairly disclosed in or by the Disclosure Letter.
10.6

Each Buyer acknowledges and agrees that the Sellers give no warranty, representation or undertaking as to the accuracy or completeness of any of the forecasts, estimates, projections, statements of intent or statements of opinion provided to such Buyer or any of its advisers or agents (howsoever provided).

10.7	Between the execution of this Agreement and Completion:
	10.7.1	ROL shall procure that PSIL complies with the provisions of schedule 5;
	10.7.2	RHI shall procure that NAPI and PSI and their subsidiary undertakings comply with the provisions of schedule 5; and
	10.7.3	WGL shall procure that WA and its subsidiary undertakings comply with the provisions of schedule 5.
10.8	The Sellers shall indemnify the Buyers in respect of those matters set out in, and in accordance with the provisions of, schedule 7.
10.9	No warranty is given in schedule 3 in respect of any of the matters falling within sub-paragraphs (a), (b) or (c) of the definition of Environmental Losses under schedule 7.
10.10

Prior to Completion, the Sellers shall use best endeavours to amend the Norwich Aero Products, Inc. 401(k) Profit Sharing Plan (the "Norwich 401(k) Plan") into the form of a nonstandardized prototype plan. As soon as practicable after Completion the Buyers shall procure that NAPI shall make a filing under the United States Internal Revenue Service's Employee Plans Compliance Resolution System (the "EPCRS") with respect to the status of the Norwich 401(k) Plan as a "standardized plan". The Sellers shall, and shall procure that each Seller's Group Undertaking, and the Buyers shall, and shall procure that each Buyers' Group Undertaking shall, agree to cooperate with each other with respect to any filing by NAPI under the EPCRS, and the Buyers shall procure that NAPI shall (i)(a) obtain the agreement of the Sellers (which will not be unreasonably withheld) and (b) take all other action reasonably requested by the Sellers, in each case as to all filings and other steps taken pursuant to the EPCRS filing with respect to the Norwich 401(k) Plan, and (ii) promptly inform the Sellers in relation to any communication or correspondence received from any person in relation to the EPCRS filing with respect to the Norwich 401(k) Plan.

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10.11

Notwithstanding any provisions in this Agreement to the contrary, the Sellers shall fully and effectively indemnify, defend and hold harmless each of the Buyers following Completion (and their respective directors, officers, employees, agents and representatives) for, from and against any and all claims, penalties, damages, taxes, fees, reasonable costs and expenses and liabilities suffered or incurred by NAPI related to the failure to extend participation in the Norwich Aero Products, Inc. 401(k) Profit Sharing Plan to all individuals employed by Norwich Aero Products, Inc.'s ERISA Affiliates (as defined in paragraph 15 of schedule 3), including, without limitation, any fees, reasonable costs and expenses and liabilities incurred to fully correct this violation under the EPCRS, and any such claims shall be deemed to be a "Relevant Claim"; provided, however, that the provisions of paragraphs 1.1, 2, 3, 4.2 (to the extent relating to the Buyers' consent to the EPCRS filing), 7 (but only to the extent inconsistent with clause 10.10 and this clause 10.11) and 13 of schedule 4 shall not apply to any claims made by the Buyers under clause 10.11.

11.	THE BUYERS' REMEDIES
11.1	Notwithstanding that a Buyer becomes aware at any time (whether or not by reason of the Disclosure Letter or any of the documents annexed to the Disclosure Letter):
	11.1.1	of a fact or circumstance which gives rise to or which would or might give rise to a Relevant Claim;
	11.1.2	that there has been a breach of any other provision of this Agreement; or
11.1.3

that there may be a claim against a Seller under any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment given by or on behalf of such Seller in connection with this Agreement, neither of the Buyers shall be entitled to rescind this Agreement or treat this Agreement as terminated but the relevant Buyer shall be entitled to claim damages in respect of such matter and, accordingly, each Buyer waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights arising as a matter of law out of any fraud.

12.	THE BUYERS' WARRANTIES AND UNDERTAKINGS AND INDEMNITIES
12.1	The Buyers severally warrant to the Sellers in the terms set out in schedule 10 at the date of this Agreement.
12.2

Each Buyer (for itself and as agent and trustee for each Buyer's Group Undertaking) undertakes to each Seller (for itself and as agent and trustee for each other Seller's Group Undertaking) that (in the absence of fraud) such Buyer:

	12.2.1	has no rights against; and
	12.2.2	may not make any claim against,


any employee, director, agent, officer or adviser of any member of the Seller's Group on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document.

12.3	The Buyers shall procure that following Completion:
	12.3.1	no Group Company holds itself out as being a subsidiary undertaking of Roxboro;
	12.3.2	no Group Company uses any stationery containing the name "Roxboro" or the name "Solartron";
	12.3.3	there is no signage at any of the Properties indicating that any Group Company is a member of the Roxboro group; and
12.3.4

any stationery, packaging or marketing material containing the name "Roxboro" or the name "Solartron" is destroyed within 60 days following the Completion Date, provided that, for the avoidance of doubt, any Group Company shall be permitted to use packaging or marketing material containing the name "Roxboro" or the name "Solartron" for up to 60 days following the Completion Date pending such destruction.

12.4

Each Buyer (for itself and as agent and trustee for each Buyer's Group Undertaking) undertakes to the Sellers (for itself and as agent and trustee for each other Seller's Group Undertaking) that it will not, and will procure that each member of the Buyer's Group will not, within 2 years of Completion, other than by placing a normal recruitment advertisement or using a recruitment agency, directly solicit or entice away from the employment of any member of the Seller's Group any employee who is either entitled to a basic salary at a rate in excess of [POUND]50,000 per annum or employed in a position carrying significant managerial responsibilities of a technical nature.

12.5

Each Buyer agrees to use all reasonable endeavours to secure at Completion (or as soon thereafter as is practicable) the release of each member of the Sellers' Group from any indemnity, guarantee, surety, letter of comfort or other contingent liability or commitment given or entered into by any member of the Sellers' Group in relation to obligations or liabilities of any member of the Group ("Relevant Indemnity") where particulars of such Relevant Indemnity have been given in the Disclosure Letter and, prior to such release, shall keep the relevant member of the Sellers' Group fully indemnified against any liability arising under such Relevant Indemnity. Where a member of the Sellers' Group has given or entered into any Relevant Indemnity and its existence has not been disclosed to the Buyers in the Disclosure Letter, the Sellers shall use their best endeavours to notify the Buyers of such Relevant Indemnity as soon as practicable following Completion; as soon as reasonably practicable following the relevant Buyer's receipt of written particulars of any such Relevant Indemnity, each Buyer agrees to use all reasonable endeavours to secure the release


of the relevant Sellers' Group Undertaking from such Relevant Indemnity and pending such release shall keep the relevant member of the Sellers' Group fully indemnified against any liability arising under such Relevant Indemnity.

12.6

The Buyers shall procure that following Completion all necessary notifications of the Transaction have been made and all necessary regulatory consents, approvals and clearances of the Transaction from the competent authorities of any relevant jurisdiction have been obtained, or waiting periods have expired; provided that these obligations shall only apply to notifications, consents, approvals and clearances that the Buyers are legally obliged to make or obtain.

12.7

The Buyers shall indemnify and hold harmless the Sellers and each member of the Sellers' Group to the fullest extent lawful, from and against, and hereby agree that the Sellers shall have no liability to the Buyers for, any losses, claims, damages, actions, penalties or liabilities arising from their failure to comply with the obligation under clause 12.6, brought by any third party (including competent authorities of any relevant jurisdiction) and will reimburse the Sellers for all reasonable expenses including penalties and reasonable costs as they are incurred and/or imposed on the Sellers in connection with investigations or preparing or defending any such action or claim.

12.8

The Buyers shall be responsible for all transfer, documentation, sales, use, stamp, registration and similar Taxes incurred in connection with this Agreement and the other Transaction Documents. The Buyers shall also be responsible for and hereby indemnify and hold the Sellers harmless for the amount of such Taxes and any related filing costs.

12.9

The First Buyer and the Second Buyer acknowledge the potential liability of WGL as sole member of WA between 25 December 2001 and 16 May 2003 pursuant to section 24 of the Act and, accordingly, the Second Buyer:

	12.9.1	undertakes to procure that WA will settle in the ordinary course of business all debts of WA arising during the period referred to above; and
	12.9.2	agrees that for the purposes of this clause 12.9, the provisions of clause 20.11 shall not apply.
12.10	The First Buyer and the Second Buyer acknowledge the potential liability of WGL and Zoomclose as members of WA pursuant to section 74 of the Insolvency Act 1986 and, accordingly, the Second Buyer:
12.10.1

undertakes to procure that no Buyer's Group Undertaking shall, in the period from Completion until the date falling 12 months and 1 day following the date on which WGL and Zoomclose cease to be members of WA, take any steps or procure the taking of any steps to wind up or liquidate WA; and

	12.10.2	agrees that for the purpose of this clause 12.10, the provisions of clause 20.11 shall not apply.

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12.11

The Buyers shall procure that for the period of 12 months from Completion, no Group Company shall change the terms and conditions of employment of any person who is an employee of that Group Company at Completion.

12.12

The Buyers shall procure that, no later than 3 Business Days following Completion, the register of members of WA is amended to show that WGL and Zoomclose cease to be members of WA; and the Buyers shall deliver to WGL a copy, certified by a director or the company secretary of WA or by Eversheds LLP to be a true copy of the original, of the amended register of members of WA.

12.13

The Buyers shall procure that each Group Company will assist the Sellers' Group in relation to the preparation of the Sellers' Group's half year accounts for the period ending 30 June 2003 (the "Half Year Accounts") including without limitation the provision by each Group Company to the Sellers' Group of:

12.13.1

no later than 15 July 2003, the accounts of that Group Company in respect of the period from 1 January 2003 to Completion in the usual form provided to Roxboro in relation to the preparation of the Sellers' Group's half year accounts;

	12.13.2	reasonable access to directors and employees of that Group Company for the purpose of the preparation of and responding to queries in relation to the Half Year Accounts; and
	12.13.3	reasonable access to the records of that Group Company that may be relevant in relation to the preparation of the Half Year Accounts.
12.14

The Buyers shall procure that each Group Company will assist the Sellers' Group in relation to the preparation of the Sellers' Group's tax computations for corporation tax for any period prior to Completion including without limitation the provision by each Group Company to the Sellers' Group of:

12.14.1

no later than 31 July 2003, the tax computation of that Group Company in respect of the period from 1 January 2003 to Completion (the "Completion Tax Computation") in the usual form provided to Roxboro in relation to the preparation of that Group Company's tax computation;

12.14.2

reasonable access to directors and employees of that Group Company for the purpose of the preparation of and responding to queries in relation to the tax computation of that Group Company in respect of any period prior to Completion; and

12.14.3

reasonable access to the records of that Group Company that may be relevant in relation to the preparation of the Completion Tax Computation and any tax computation in respect of any other period prior to Completion.

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13.	SELLERS' UNDERTAKINGS
13.1

Subject to clause 13.4, each of the Sellers (for itself and as agent and trustee for each Seller's Group Undertaking) undertakes to each of the Buyers (for itself and as agent and trustee for each Group Company) that (save as may be otherwise agreed in writing) neither it nor any Seller's Group Undertaking will do any of the following things:

13.1.1

for a period ending 4 years after the Completion Date, either alone or jointly with, through or as adviser to, or agent of, or manager for, any person carry on or be engaged or interested in a business which competes with a business of a Group Company as carried on at the date of this Agreement (except as the holder of not more than 5 per cent. of the voting shares of a listed or quoted company or as a customer or supplier of such a competing business);

13.1.2

for a period ending 4 years after the Completion Date, on its own account or in conjunction with or on behalf of any other person, in each case in respect of products or services competitive with the products or services of a business of a Group Company carried on at the date of the Agreement, either seek to obtain orders from, or do business with, or encourage another person to obtain orders from or do business with, a person who has been a customer of that business of that Group Company at any time during the 12 months prior to the date of this Agreement for the products or services of that business of that Group Company;

13.1.3

for a period ending 4 years after the Completion Date, interfere or seek to interfere with the continuance of supplies to any Group Company from any supplier who has been supplying goods or services to that Group Company at any time 12 months immediately preceding the date of this Agreement if such interference causes that supplier to cease supplying or materially reduce its supply of, those goods and services;

13.1.4

for a period ending 4 years after the Completion Date, other than by placing a normal recruitment advert or using a recruitment agency, directly solicit or entice away with a view to his engagement or employment by another person, any director, officer or employee of a Group Company who is on the date of this Agreement employed by a Group Company in a position carrying significant managerial responsibilities and who (a) is in possession of Confidential Information or (b) is otherwise able materially to influence those customer relationships and connections of the Group existing as at the date of this Agreement; or

13.1.5

for a period ending 4 years after the Completion Date, use or authorise, encourage or assist any person to adopt or to use in connection with a business which competes with a business of a Group Company as operated at the date of this Agreement, any trade name, trade mark, symbol or logo used at the date of this Agreement by such business of a Group Company or use in that connection anything which is confusingly similar to any of such trade name,


trade mark, symbols or logos, provided that, save in respect of the name "Weston", nothing in this clause 13.1.5 shall prevent any Seller's Group Undertaking from continuing to use any such trade name, trade mark, symbol or logo which is also used in the business of any Seller's Group Undertaking at the date of this Agreement, or any trade name, trade mark, symbol or logo which is confusingly similar thereto, provided that, save in respect of the supply of products used in flight applications, nothing in clause 13.1.1 or 13.1.2 shall prevent Solartron Mobrey Limited (a company incorporated in England and Wales (registered no. 00293743), whose registered office is at Byron House, Cambridge Business Park, Cambridge CB4 4WZ, England) from supplying products and services it has supplied within the 24 months prior to or products under development as at the date of this Agreement (together, the "Relevant Products") or any developments of Relevant Products or any products similar to Relevant Products or any products serving a similar purpose to Relevant Products and, in each case, related services.

13.2

Each undertaking in clause 13.1 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertakings shall continue to bind the Sellers.

13.3

Except so far as required by law or, to the extent relevant, the regulations of any stock exchange or listing authority or the Panel on Takeovers and Mergers or any other governmental or regulatory organisation and in those circumstances only after prior consultation with the Buyers, each of the Sellers undertakes to the Buyers and each Group Company that such Seller will not at any time after Completion:

	13.3.1	disclose any Confidential Information to any person except to those authorised by the relevant Group Company to know or to the Sellers' professional advisers or consultants;
	13.3.2	use any Confidential Information for the Sellers' own purposes or for any purposes other than those of the relevant Group Company; or
	13.3.3	cause or permit any unauthorised disclosure of any Confidential Information.
13.4	It is agreed that nothing contained in clause 13.1 shall in any way prevent or inhibit any Seller's Group Undertaking from:
13.4.1

(either individually or in aggregate with all other Seller's Group Undertakings) holding or being beneficially interested in up to and including 5 per cent. of the securities of any listed or quoted company;

13.4.2

in the ordinary course of its business, being a customer or supplier of any person in respect of which it is or has been a customer or supplier at any time during the 12 month period prior to the date hereof; or

13.4.3

acquiring any business or company (an "Acquisition"), provided that, if that part of the business, the company or any subsidiary or associated undertaking of the company or business so acquired, in each case with an annual turnover exceeding [POUND]3,000,000 as at or at any date after the date of Acquisition (the "Relevant Date"), competes with the business as carried on by any Group Company as at the date hereof in a manner which would, but for this clause 13.4.3 result in any of the Sellers being in breach of any of the undertakings set out in clause 13.1, then the Sellers shall, within 12 months after the Relevant Date, if the breach is not remedied, either (i) cease the business causing the breach or (ii) procure the sale of such competing business to a person (not being a Seller's Group Undertaking).

13.5

Each Seller agrees to use its best endeavours to secure at Completion (or as soon thereafter as is practicable) the release of each Group Company from any indemnity, guarantee, surety, letter of comfort or other contingent liability or commitment given or entered into by any member of the Group in relation to obligations or liabilities of any member of the Seller's Group and, prior to such release, shall keep the relevant Buyer (for itself and as agent and trustee for each Buyer's Group Undertaking) fully indemnified against any liability arising under such indemnity, guarantee, surety, letter of comfort or other contingent liability or commitment.

13.6

The Sellers agree to use their best endeavours to secure at Completion (or as soon as practicable thereafter) the release of each Group Company from all mortgages and charges over the Properties owned by them and prior to such release shall keep the Buyers indemnified in respect of:

	13.6.1	all amounts due and unpaid in respect of such mortgages and charges; and
	13.6.2	any costs reasonably incurred by a Buyer's Group Undertaking to release such mortgages or charges.
13.7

For a period of 3 years following the Completion Date, the Sellers shall give to the Buyers all reasonable assistance in connection with establishing the nature and extent (including claims histories) of insurance policies in place since 1989 in respect of WA, its subsidiary undertakings and any predecessors in title.

14.	PENSIONS AND REAL PROPERTY
14.1	The Sellers and the Buyers shall implement the pension arrangements in schedule 8.
14.2	The Sellers and the Buyers shall implement the arrangements in respect of the real property contained in schedule 14.
15.	CONFIDENTIAL INFORMATION
15.1

Subject to clause 15.3 and clause 16, the Sellers undertake to the Buyers, for themselves and as agents and trustees for each Group Company, that they shall treat as confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

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	15.1.1	the Buyers' Group;
	15.1.2	the provisions or the subject matter of this Agreement or any other Transaction Document and any claim or potential claim thereunder; or
	15.1.3	the negotiations relating to this Agreement or any documents referred to herein.
15.2

Subject to clause 15.3 and clause 16, the Buyers undertake to the Sellers, for themselves and as agents and trustees for each other Seller's Group Undertaking, that they shall treat as confidential all Information and shall not use any Information and that they shall treat as confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

	15.2.1	the provisions or the subject matter of this Agreement or any other Transaction Document and any claim or potential claim thereunder; or
	15.2.2	the negotiations relating to this Agreement or any documents referred to herein or any other agreement or arrangement with Roxboro.
15.3	Clauses 15.1 and 15.2 do not apply to disclosure of any such information as is referred to therein:
15.3.1

which is required to be disclosed by law, by a rule of a listing authority or stock exchange to which any Party is subject or submits or by a governmental authority or other authority with relevant powers to which any Party is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall, so far as is practicable, be made after consultation, in the case of a Seller, with the Buyers and, in the case of a Buyer, with the Sellers and after taking into account such other Parties' reasonable requirements as to its timing, content and manner of making or despatch;

15.3.2

to an adviser for the purposes of advising in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that clause 15.1 or 15.2 (as the case may be) applies to the disclosure by the adviser;

	15.3.3	to a director, officer or employee of a Buyer or of a Seller's Group Company whose function requires him to have the relevant confidential information;
15.3.4

to the extent that the information is already public (without being made so by the Sellers or the Buyers in breach of clause 15.1 or 15.2) or has been made public by, or with the consent of, in the case of disclosure by a Seller, the Buyers and, in the case of disclosure by a Buyer, the Sellers; or

	15.3.5	to an adviser or to the court in relation to any reduction of capital of WGL.
15.4	The restrictions contained in this clause 15 shall continue to apply after any termination of this Agreement pursuant to clause 8.4 or clause 9.4.3 without limit in time.

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16.	ANNOUNCEMENTS
16.1

Subject to clause 16.2, the Sellers shall procure that no Seller's Group Undertaking and the Buyers shall procure that no Buyer's Group Undertaking, before or after Completion, makes or sends a public announcement, communication or circular concerning the transactions referred to in this Agreement and/or (in the case of a Buyer's Group Undertaking) any Information, unless it has first obtained the written consent, in the case of a Seller's Group Undertaking, of the Buyers and, in the case of a Buyer's Group Undertaking, of the Sellers, which in each case may not be unreasonably withheld or delayed.

16.2	Clause 16.1 does not apply to the circular referred to in clause 8.2, the Buyers' Press Release, the Sellers' Press Release or a public announcement or communication (an "announcement"):
	16.2.1	made or sent by the Buyers after Completion to a customer, client or supplier of a Group Company informing it of the Buyers' purchase of the Shares;
16.2.2

required by law, by a rule of a listing authority or stock exchange to which a Party is subject or submits or by a governmental authority or other authority with relevant powers to which any Party is subject or submits, whether or not the requirement has the force of law provided that the public announcement, communication or circular shall, so far as is practicable, be made after consultation, in the case of an announcement by a Seller's Group Undertaking, with the Buyers and, in the case of an announcement by a Buyer's Group Undertaking, with the Sellers and after taking into account such other person's reasonable requirements as to its timing, content and manner of making or despatch.

16.3	The restrictions contained in this clause 16 shall continue to apply after the termination of the sale and purchase of the Shares under this Agreement without limit in time.
16.4

Following execution of this Agreement, Roxboro shall issue the Sellers' Press Release and the Buyers shall issue the Buyers' Press Release. After the Sellers' Press Release and the Buyers' Press Release have been issued, the Sellers and the Buyers shall jointly issue the Employees' Announcement.

17.	ASSIGNMENT
17.1

Subject to clause 17.2, neither of the Buyers nor any of the Sellers shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of their rights under this Agreement or any other Transaction Document whether in whole or in part.

17.2

Except as otherwise expressly provided in this Agreement, any of the Buyers or any of the Sellers shall be entitled, without the consent of the Sellers or the Buyers as the case may be, to assign to a subsidiary undertaking of the First Buyer at the date of this Agreement or a Seller's Undertaking as the case may be, the benefit of all or any of its rights under this Agreement or any other Transaction Document provided that:

17.2.1

if any assignee ceases to be a wholly owned subsidiary undertaking of the initial assignor's ultimate holding company, the benefit of those obligations shall be reassigned to the initial assignor or a wholly owned subsidiary undertaking of the initial assignor's ultimate holding company; and

	17.2.2	no assignee shall be entitled to receive under this Agreement or any Transaction Document any greater amount than that to which the initial assignor would have been entitled.
18.	COSTS

Except where this Agreement provides otherwise, each Party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each Transaction Document.

19.	ENTIRE AGREEMENT
19.1

This Agreement, the Confidentiality Agreement and each Transaction Document constitute the entire agreement and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

19.2

The Sellers are not liable to the Buyers (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise) that is not set out in this Agreement or any Transaction Document.

19.3

Each Buyer acknowledges and represents that it has not entered into this Agreement in reliance on any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise) other than as set out in this Agreement or any Transaction Document.

19.4

Each Buyer acknowledges and represents that it has not relied on or been induced to enter into this Agreement by any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise) given by any Seller's Group Undertaking or any adviser to the Sellers or any Seller's Group Undertaking.

19.5

The Buyers agree that no Seller's Group Undertaking or adviser to the Sellers or other Seller's Group Undertaking shall have any liability to the Buyers (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise) that is not set out in this Agreement or any Transaction Document. A Seller's Group Undertaking or an adviser to the Sellers or other Seller's Group Undertaking may enforce the terms of clause 19.4 and this clause 19.5 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

19.6

If this Agreement contains an untrue, inaccurate or misleading statement made by a Seller and that statement also constitutes a misrepresentation which the relevant Buyer relied on in entering this Agreement, the relevant Buyer's only remedy in respect of that statement is in damages for breach of this Agreement. For the avoidance of doubt that Seller is not liable (in equity or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) in respect of that misrepresentation and the relevant Buyer shall not be entitled to terminate or rescind this Agreement as a result of that statement or misrepresentation.

19.7	Nothing in this clause 19 or in clause 20.11 shall have the effect of limiting or restricting any liability arising as a result of any fraud.
20.	GENERAL
20.1	A variation of this Agreement is only valid if it is in writing and signed by or on behalf of each Party.
20.2

The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or, save as referred to in clauses 11 and 19, the exercise of another right or remedy.

20.3	The Sellers' rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.
20.4	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.
20.5

Save as otherwise provided for in this Agreement, if a Party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that Party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the Agreed Rate plus 2 per cent. per annum (accrued daily and compounded monthly).

20.6	Any payment made by the Sellers to the Buyers in respect of a Relevant Claim shall be made on the following basis:
20.6.1

where such payment is specifically referable to any particular Shares (or to any one or more Companies that are sold by virtue of any particular Shares), it shall be made by way of adjustment of and shall adjust the price paid for the Shares;

	20.6.2	where such payment is not so specifically referable, it shall be made by way of adjustment of and shall adjust the price paid for the Shares pro rata.

20.7

Save as otherwise provided herein, any payment to be made by any Party under this Agreement shall be made in full without any set off, restriction, condition or deduction for or on account of any counterclaim.

20.8	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:
	20.8.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
	20.8.2	the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Agreement.
20.9	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.
20.10

Except as provided in clauses 19.4 and 19.5, a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

20.11

Save in the case of a claim brought by any of the Sellers in respect of a failure by the Buyers to complete the purchase of the Shares or as specifically provided elsewhere in this Agreement, no Party to this Agreement shall, in any event, be liable to another Party to this Agreement for any consequential, special, exemplary or punitive damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach or non-performance or alleged non-performance of this Agreement or any of the Transaction Documents.

21.	NOTICES
21.1	A notice or other communication under or in connection with this Agreement (a "Notice") shall be:
	21.1.1	in writing;
	21.1.2	in the English language; and
21.1.3

delivered personally or sent by pre paid recorded delivery (and air mail if overseas) or by fax to the person due to receive the Notice to the address set out in clause 21.3 or to another address, person or fax number specified by that person by not less than 7 days' written notice to the sender received before the Notice was despatched.

21.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:
	21.2.1	delivered personally, when left at the address referred to in clause 21.1.3;
	21.2.2	sent by mail, except air mail, 2 Business Days after posting it;

	21.2.3	sent by air mail, 6 Business Days after posting it; and
	21.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.
21.3	The address referred to in clause 21.1.3 is:
	Name of party	Address	Fax No.	Marked for the attention of
	ROL, RHI, WGL or Roxboro	Byron House Cambridge Business Park Cambridge CB4 4WZ England	+ 44 1223 424 632	The Company Secretary, The Roxboro Group PLC
	The First Buyer With a copy to:	Esterline Technologies Corporation 10800 NE 8th Street, Sixth Floor Bellevue Washington 98004 USA	001 425 519 1895	Stephen Larson Vice President Strategy and Technology
	The Second Buyer With a copy to:	Esterline Technologies Corporation 10800 NE 8th Street, Sixth Floor Bellevue Washington 98004 USA	001 425 519 1895	Stephen Larson Vice President Strategy and Technology
21.4	Where in a Transaction Document, Notice is required to be given to the Buyers, it shall be deemed to be given if given to the First Buyer or the Second Buyer.
22.	GOVERNING LAW AND JURISDICTION
22.1	This Agreement is governed by English law.
22.2

Subject to clause 22.4 the courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a "Dispute") including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity.

22.3	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.
22.4	This clause is for the benefit of the Sellers only. As a result, and notwithstanding clause 22.2, it does not prevent the Sellers from taking proceedings relating to a

Dispute ("Proceedings") in any other court with jurisdiction. To the extent allowed by law, the Sellers may take concurrent Proceedings in any number of jurisdictions.
22.5

The parties agree that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on the relevant Party in accordance with clause 21. In addition, these documents may be served in any other manner allowed by law. This clause applies to all Proceedings wherever started.

SCHEDULE I Information about the Companies and their Subsidiary Undertakings
PART A: THE COMPANIES
Company Name:	Pressure Systems International Limited
Company Number:	02858303
Place of Incorporation:	England
Type of Company:	Private Limited Company
Status:	Active
Previous Names:	Solartron Transducers (1994) Limited (changed 24/04/1996) Lotuslane Limited (changed 15/11/1993)
Registered Office:	Byron House The Cambridge Business Park Cambridge Cb4 4wz
Date of Incorporation:	30/09/1993
Authorised Share Capital:	[POUND]100 divided into 100 ordinary shares of [POUND]1 each
Issued Share Capital:	1 ordinary share of [POUND]1
Directors:	Harry Tee Alf Vaisey
Secretary:	Cathy Buckley
Accounting Reference Date:	31 December
Subsisting charges:	None
Shareholder:	Roxboro Overseas Limited

Company Name:	Pressure Systems Inc.
Place of Incorporation:	Virginia, USA
Status:	Active
Previous Names:	None
Principal Place of Business:	2017 Cunningham Drive Suite 207 Hampton VA23666
Date of Incorporation:	29 November 1977
Authorised Share Capital:	150,000 shares of common stock, no par value
Issued and Outstanding Share Capital:	80,490 shares of common stock, no par value
Directors:	Harry Tee Alf Vaisey Richard Wood Steve Yakshe Martin Moran
Secretary:	Martin Moran
Assistant Secretaries:	Edward J. Goldstein Jon M. Jenkins
Fiscal Year End:	31 December
Subsisting charges:	None
Shareholder:	Roxboro Holdings Inc.

Company Name:	Norwich Aero Products Inc.
Place of Incorporation:	New York, USA
Status:	Active
Previous Names:	Merged with Roxboro Aerospace Products Inc on 8 January 1999.
Principal Place of Business:	Norwich New York (Chenango County)
Date of Incorporation:	21 September 1983
Authorised Share Capital:	5,000,000 shares of common stock, $.20 par value
Issued and Outstanding Share Capital:	1 share of common stock, $.20 par value
Directors:	Harry Tee Alf Vaisey Richard Wood Terry Keister Randy Mohr
Secretary:	Terry Keister
Assistant Secretaries:	Edward J. Goldstein Jon M. Jenkins
Fiscal Year End:	31 December
Subsisting charges:	None
Shareholder:	Roxboro Holdings Inc.

Company Name:	Weston Aerospace
Company Number:	03817397
Place of Incorporation:	England
Type of Company:	Unlimited Company
Status:	Active
Previous Names:	Weston Aerospace Limited (changed 25/06/2001) Upperflame Limited (changed 16/09/1999)
Registered Office:	Byron House Cambridge Business Park Cambridge Cb4 4wz
Date of Incorporation:	30/07/1999
Authorised Share Capital:	[POUND]13,808,000 divided into 13,808,000 ordinary shares of [POUND]1 each
Issued Share Capital:	[POUND]9,445,000 divided into 9,445,000 ordinary shares of [POUND]1 each
Directors:	Harry Tee Alf Vaisey
Secretary:	Cathy Buckley
Accounting Reference Date:	31 December
Subsisting charges:	None
Shareholders:	Weston Group Limited (9,444,999 shares) Zoomclose Limited (1 share)


  : THE SUBSIDIARY UNDERTAKINGS
Company Name:	Pressure Systems International Inc.
Place of Incorporation:	Virginia, USA
Status:	Dormant
Previous Names:	None
Principal Place of Business:	2017 Cunningham Drive Suite 207 Hampton VA23666
Date of Incorporation:	27 April 1982
Authorised Share Capital:	5,000 shares of common stock, $10 par value
Issued and Outstanding Share Capital:	300 shares of common stock, $10 par value
Directors:	Harry Tee Alf Vaisey Richard Wood Steve Yakshe Martin Moran
Secretary:	Martin Moran
Assistant Secretaries:	Edward J. Goldstein Jon M. Jenkins
Fiscal Year End:	31 December
Subsisting charges:	None
Shareholder:	Pressure Systems Inc.

Company Name:	SureSeal Corporation
Place of Incorporation:	New York, USA
Status:	Dormant
Previous Names:	None
Principal Place of Business:	PO Box 109 Norwich NY13815
Date of Incorporation:	7 October 1994
Authorised Share Capital:	200 shares of common stock, no par value
Issued and Outstanding Share Capital:	1 share of common stock, no par value
Directors:	Harry Tee Alf Vaisey Richard Wood Terry Keister Randy Mohr
Secretary:	Terry Keister
Assistant Secretaries:	Edward J. Goldstein Jon M. Jenkins
Fiscal Year End:	31 December
Subsisting charges:	None
Shareholder:	Norwich Aero Products Inc.

Company Name:	Weston Aerospace (2003) Limited
Company Number:	02852989
Place of Incorporation:	England
Type of Company:	Private Limited Company
Status:	Dormant
Previous Names:	Solartron Limited (changed 06/03/2003) Solartron Group Limited (changed 19/06/2001)
Registered Office:	Byron House The Cambridge Business Park Cambridge CB4 4WZ
Date of Incorporation:	08/09/1993
Authorised Share Capital:	[POUND]322,750 divided into 32,275,000 ordinary shares of [POUND]0.01 each
Issued Share Capital:	[POUND]0.02 divided into 2 ordinary shares of [POUND]0.01 each
Directors:	Harry Tee Alf Vaisey
Secretary:	Cathy Buckley
Accounting Reference Date:	31 December
Subsisting charges:	None
Shareholder:	Weston Aerospace

Company Name:	Norwich Aero Products Limited
Company Number:	02858312
Place of Incorporation:	England
Type of Company:	Private Limited Company
Status:	Dormant
Previous Names:	Weston Group Limited (changed 18/06/2001) Norwich Aero Products Limited (changed 17/07/2000) Weston Aerospace Limited (changed 16/09/1999) Lotusflame Limited (changed 15/11/1993)
Registered Office:	Byron House The Cambridge Business Park Cambridge Cb4 4wz
Date of Incorporation:	30/09/1993
Authorised Share Capital:	[POUND]1,000,000 divided into 1,000,000 ordinary shares of [POUND]1 each
Issued Share Capital:	[POUND]1,000,000 divided into 1,000,000 ordinary shares of [POUND]1 each
Directors:	Harry Tee Alf Vaisey
Secretary:	Cathy Buckley
Accounting Reference Date:	31 December
Subsisting charges:	None
Shareholder:	Weston Aerospace

Company Name:	Weston Aerospace (1994) Limited
Company Number:	02858309
Place of Incorporation:	England
Type of Company:	Private Limited Company
Status:	Dormant
Previous Names:	Lotushill Limited (changed 15/11/1993)
Registered Office:	Byron House The Cambridge Business Park Cambridge CB4 4WZ
Date of Incorporation:	30/09/1993
Authorised Share Capital:	[POUND]100 divided into 100 ordinary shares of [POUND]1.00 each
Issued Share Capital:	1 ordinary share of [POUND]1.00
Directors:	Harry Tee Alf Vaisey
Secretary:	Cathy Buckley
Accounting Reference Date:	31 December
Subsisting charges:	None
Shareholder:	Norwich Aero Products Limited

SCHEDULE 2 Completion Requirements
1.	SELLERS' OBLIGATIONS
1.1	At Completion each of the Sellers shall in respect of the Shares held by it and WGL shall in respect of the 1 WA Share held by Zoomclose:
	1.1.1	deliver to the Buyers evidence of satisfaction of the Condition;
1.1.2

deliver to the Buyers duly executed assignment documents or other instruments of transfer required by applicable law to effect a transfer of shares in the applicable jurisdiction in respect of the Shares in favour of the relevant Buyer or, provided that the relevant Seller receives written notice from the relevant Buyer not less than 5 Business Days prior to Completion, its nominee(s) and the share certificates for the Shares (or an indemnity in lieu thereof);

	1.1.3	deliver to the Buyers evidence of the authority of each person executing a document referred to in this schedule on its behalf;
1.1.4

make available to the Buyers the common seal (if any), statutory books, certificates of incorporation, certificates of incorporation on change of name and memorandum and articles of association or by-laws (as applicable) for the Company it is selling and each of its Subsidiary Undertakings;

	1.1.5	deliver to the Buyers share certificates, in respect of the US Group Companies, duly endorsed in blank for all issued shares in the capital of each Subsidiary Undertaking of the Company it is selling;
1.1.6

deliver to the Buyers copies of the letters from their auditors resigning their office with effect from Completion and containing the statement referred to in section 394 of the Act, the originals of the letters having been deposited at the registered office of the relevant company; and

1.1.7

deliver to the Buyers resignations as directors and, in respect of the US Group Companies, as officers from Harry Tee and Alf Vaisey, and each other person nominated by the relevant Buyer, in each case expressed to take effect from the end of the meetings held pursuant to paragraph 1.3.

1.2	At Completion, each of the Sellers shall deliver to the Buyers the Tax Deed duly executed by it.
1.3

Each of the Sellers shall ensure that at Completion a meeting of the board of directors of each Company it is selling and its Subsidiary Undertakings (if applicable) is held at which the directors of the Company and its Subsidiary Undertakings (if applicable) as applicable:

1.3.1

in respect of the English Group Companies, vote in favour of the registration of the relevant Buyer or its nominee(s) as member(s) of the Company in respect of the Shares in the Company (subject to the production of properly stamped transfers);

	1.3.2	appoint persons nominated by the relevant Buyer as directors and, with respect to the US Group Companies as officers, with effect from the end of the meeting;
	1.3.3	accept the resignations of each director and officer resigning so as to take effect from the end of the meeting; and
	1.3.4	vote in favour of changing the registered address or principal place of business of the Company and its Subsidiary Undertakings (if any).
1.4

At or prior to Completion, the Sellers shall procure that all loans, indebtedness or borrowing owed or incurred by any Group Company to any third party (other than trade creditors and any Group Company's overdraft facility) are repaid in full and that all necessary releases in respect of charges and guarantees given to banks in respect of UK accounts are executed and delivered to the Buyers.

1.5

At Completion, the Sellers shall deliver to the Buyers all relevant deeds and documents in respect of the ownership, operation or maintenance of the Property and within their possession or reasonable control.

1.6	At Completion, RHI shall deliver to Buyers a duly executed certification of non-foreign status substantially in the form set forth in Treasury Regulations section 1.1445-2(b)(2)(iii)(B).
2.	BUYERS' OBLIGATIONS
2.1	At Completion the Buyers shall deliver to the Sellers:
	2.1.1	the Tax Deed duly executed by the Buyers; and
	2.1.2	evidence of the authority of each person executing a document referred to in this schedule on each Buyer's behalf.

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SCHEDULE 3 Sellers' Warranties
PART A
1.	CAPACITY AND AUTHORITY
1.1	Incorporation and existence
	1.1.1	The Seller and the Company are limited companies duly incorporated and have been in continuous existence since incorporation. [ROL ONLY]
	1.1.2	The Seller is a limited company and the Company is an unlimited company and each is duly incorporated and has been in continuous existence since incorporation. [WGL ONLY]
	1.1.3	Each of the Seller and each Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. [RHI ONLY]
1.1.4

Each of the Seller and each Company is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction within the United States of America in which the nature of its business or location of its properties requires such qualification or licensing and in which the failure to so qualify or be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement and each Transaction Document. [RHI ONLY]

1.2	Right, power, authority and action
1.2.1

The Seller has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each Transaction Document.

	1.2.2	Each Group Company has the right, power and authority to conduct its business as conducted at the date of this Agreement.
1.3	Binding agreements

The Seller's obligations under this Agreement and each Transaction Document to be executed by it are, or when the relevant document is executed will be, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally and to the extent that equitable principles may limit the availability of specific performance and other remedies.

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2.	SHARES AND SUBSIDIARY UNDERTAKINGS
2.1	The Shares
	2.1.1	The Shares comprise the whole of the Company's allotted and issued share capital and are fully paid or credited as fully paid. [ROL AND WGL ONLY]
	2.1.2	The Seller has good and marketable title to the Shares in the Company. [RHI ONLY]
	2.1.3	The Seller is the sole legal, beneficial and record owner of the Shares in the Company.
	2.1.4	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares or unissued shares in the capital of the Company.
2.1.5

Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including, without limitation, an option or right of pre emption or conversion).

2.2	Subsidiary Undertakings
	2.2.1	The Company does not have and has not had in the six years preceding the date of this Agreement a subsidiary undertaking other than its Subsidiary Undertakings.
	2.2.2	The Company has no interest in, and has not agreed to acquire an interest in or merge or consolidate with, a corporate body or any other person other than its Subsidiary Undertakings.
2.2.3

Each share which is authorised, allotted and issued in the capital of each of its Subsidiary Undertakings is legally and beneficially owned by a Group Company alone and is fully paid or credited as fully paid.

2.2.4

There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to a share or unissued share in the capital of any of the Company's Subsidiary Undertakings.

2.2.5

Each of WA's Subsidiary Undertakings is a dormant company within the meaning of section 249 AA(4) of the Act and has incurred no liability nor acquired any assets at any time during the six years preceding the date of this Agreement [WGL ONLY].

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	2.2.6	Except as set forth in the Disclosure Letter, no Subsidiary Undertaking of Pressure Systems Inc. or Norwich Aero Products Inc. has any employees or material assets, liabilities or business. [RHI ONLY]
3.	ACCOUNTS
3.1	General - English Group Companies [ROL AND WGL ONLY]
3.1.1

The Accounts of each Group Company have been prepared and audited on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

3.1.2

No change in accounting policies has been made in preparing the Accounts of each Group Company for each of the two financial years of the Group Company ended on the Last Accounting Date, except as stated in the audited balance sheets, profit and loss accounts and notes for those years.

3.1.3

The Accounts of each Group Company show a true and fair view of the assets, liabilities and state of affairs of that Group Company as at the Last Accounting Date and of the profits and losses of that Group Company for the financial year ended on the Last Accounting Date.

3.2	Accounting Records of English Group Companies [ROL AND WGL ONLY]

Each Group Company's accounting records are up-to-date, in its possession or under its control and are properly complete in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

3.3	NAPI, PSI and Pressure Systems International Inc. [RHI ONLY]

The Accounts of NAPI, PSI and Pressure Systems International Inc. have been prepared on a basis consistent with accounts packs produced for Roxboro's year end consolidated accounts for previous financial years, except for the adoption of FRS 19 "Deferred tax" in the Accounts of NAPI, PSI and Pressure Systems International Inc. respectively.

4.	CHANGES SINCE THE LAST ACCOUNTING DATE
Since the Last Accounting Date:
4.1

save as disclosed in the Disclosure Letter or agreed by the Buyers in the period to Completion no Group Company has declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Taxes Act) except as provided in the Accounts; [ROL AND WGL ONLY]

4.2	no Group Company has declared, paid or made a dividend or distribution except as provided in its Accounts; [RHI ONLY]
4.3	each Group Company's business has been operated in the ordinary and usual course in all material respects so as to maintain it as a going concern;

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4.4	save for matters affecting similar businesses generally, there has been no material adverse change in the financial or trading position of the Group;
4.5	no Group Company has created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things; and
4.6

except for depreciation, there has been no material reduction in the value of the fixed assets of any Group Company determined in accordance with the same accounting policies as those applied in the Accounts.

5.	TAX
5.1	General
5.1.1

None of the Group Companies currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens or security interests on any of the assets of any of the Group Companies that arose in connection with any failure (or alleged failure) to pay any Tax. [RHI ONLY]

5.1.2

None of the Group Companies or RHI with respect to the Group Companies has waived any statute of limitations in respect of Taxes of such Group Company or for which a Group Company may be liable or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to such Group Company or for which a Group Company may be liable. No power of attorney that is currently in effect has been granted by any Group Company or any Tax Affiliate with respect to such Group Company. [RHI ONLY]

5.1.3

All tax sharing agreements or similar arrangements with respect to the Group Companies shall be terminated with respect to the Group Companies on or prior to the Completion Date, and after the Completion Date, none of the Group Companies shall be bound by or have any liability thereunder. [RHI ONLY]

5.1.4

None of the Group Companies has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other similar group for state, local or foreign Tax purposes (other than the group the common parent of which is any member of the Sellers' Group), or has a current noncontingent liability for the Taxes of another person (other than the group the common parent of which is any member of the Sellers' Group) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law). [RHI ONLY]

5.1.5

None of the Group Companies has constituted a "distributing corporation" or a "controlled corporation" within the meaning of Code section 355 in a distribution described under Code section 355 (i) in the two years prior to the

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date of this agreement or (ii) as part of a "plan" or "series of distributions" in connection with this Agreement, the other Transaction Documents or the Transaction under Code section 355(e). [RHI ONLY]

5.1.6

None of the assets of any Group Company (i) is property that is required to be treated as being owned by any other person under the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; or (iii) is "tax-exempt use property" under Section 168(h) of the Code. [RHI ONLY]

5.1.7

No Group Company has made any payment or payments, or is obligated to make any payment or payments, and is a party to (or participating employer in) any agreement or arrangement that could obligate it or any of the Buyers' Group to make any payment or payments as a result of the completion of the Transaction that would constitute an "excess parachute payment," as defined in Section 280G of the Code (or any comparable provisions of state, local or foreign law). [RHI ONLY]

5.1.8

There are no intercompany items or excess loss accounts under the US consolidated return provisions that will be required to be recognised or otherwise take into account by any US Group Company as a result of the sale by RHI and the purchase by the First Buyer of the NAPI shares and the PSI Shares. [RHI ONLY].

5.1.9

The Group Companies have at all times been and, so far as the Seller is aware, remain resident only in the jurisdiction in which they were incorporated for all Tax purposes, and no Group Company is liable for Tax under the laws of any jurisdiction other than those jurisdictions for which Tax Returns have been filed by or with respect to such Group Company.

5.1.10

Each Group Company has paid all Tax which it has become liable to pay and is not, and has not in the three years ending on the date of this Agreement been, liable to pay a material penalty or fine in connection with Tax.

5.1.11

Without prejudice to paragraph 5.1.9, each Group Company has deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it and has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld.

5.1.12

Each Group Company has within applicable time limits made and filed all Tax Returns, provided all information and maintained all records in relation to Tax as it is required to make and file, provide or maintain and has fully complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority. All such Tax Returns and information were complete and accurate in all material respects at the time they were made and filed or provided.

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5.1.13

No Group Company is involved or, so far as the Seller is aware, expects to be involved in or the subject of any material dispute, action, investigation, proceeding, audit, claim, deficiency or assessment in relation to Tax of such Group Company or for which a Group Company may be liable.

5.1.14	Each Tax Affiliate has paid all material taxes which it has become liable to pay and has filed all material Tax Returns it is required to file.
5.1.15

The Disclosure Letter contains details so far as they affect each Group Company of all concessions, arrangements and agreements (whether formal or informal) negotiated with any Tax Authority and no action has been taken by or on behalf of any Group Company which has had or is likely to have the result of altering, prejudicing or in any way disturbing any such concession, arrangement or agreement.

5.1.16

Each Group Company has duly and properly made all Tax claims, disclaimers, elections and surrenders and given all notices and consents and done all other things in respect of Tax the making, giving or doing of which was assumed to have been made for the purposes of the Accounts, all such claims, disclaimers, elections, surrenders, notices, consents and other things have, so far as the Sellers are aware, been accepted as valid by the relevant Tax Authorities and none has been revoked or otherwise withdrawn.

5.1.17

The aggregate of rents, interest, annual payments and other sums of an income nature paid or payable by any Group Company since the Last Accounting Date, or which any Group Company is under an obligation to pay, that are wholly or partially disallowable as deductions or charges in computing the profits of any Group Company for the purposes of corporation tax. (Whether by virtue of the provisions of section 74, 79, 125, 338, 577, 779 to 786 (inclusive) or 787 ICTA or otherwise), will not materially exceed such amounts (pro-rated by reference to the date this warranty is given) incurred by Group Companies in the previous accounting period. [WGL AND ROL ONLY]

5.1.18

No Group Company has within the last six years acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA. [WGL AND ROL ONLY]

5.1.19	No Group Company has any outstanding group relief claims and is not liable to make or entitled to receive a payment for group relief. [WGL AND ROL ONLY]
5.1.20

So far as the Sellers are aware, no Group Company has entered into or been a party to any scheme, arrangement or transaction containing a pre-ordained series of steps or stages designed partly or wholly for the purpose of avoiding or deferring Tax in circumstances where the principles set out in Furniss -v-

Dawson could be applied to recategorise such scheme, arrangement or transaction for fiscal purposes. [WGL and ROL ONLY].
5.1.21

If each of the capital assets of each Group Company owned at the Last Accounting Date was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Accounts, or in the case of assets acquired since the Last Accounting Date, equal to the consideration given on acquisition, no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 2001 would arise (and for this purpose there will be disregarded any relief or allowance available to the Company other than amounts falling to be deducted from the consideration receivable under section 38 TCGA. [WGL AND ROL ONLY]

5.1.22

No Group Company has at any time acquired or disposed of any asset or entered into any transaction or arrangement whatsoever otherwise than by way of a bargain at arm's length or in respect of which there may be substituted for the actual consideration given or received by the Company a different consideration for any Tax purpose. [WGL AND ROL ONLY]

5.1.23

So far as the Sellers are aware, no Group Company is, or has agreed to become, an agent, manager or factor for the purposes of section 47 VATA of any person who is not resident in the United Kingdom. [WGL AND ROL ONLY]

5.2	Stamp duty

All documents which are liable to stamp duty and which confer any right upon any Group Company have been duly stamped and no document which confers any right upon any Group Company and which is outside the United Kingdom would attract stamp duty if it were brought into the United Kingdom and there is no liability to any penalty in respect of such duty or circumstances which may give rise to such a penalty. [WGL AND ROL ONLY]

5.3	Quarterly instalment payments

No Group Company is obliged to pay corporation tax in quarterly instalments under the provisions of Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998 No 3175) and section 59E Taxes Management Act 1970. [WGL AND ROL ONLY]

5.4	Group payment arrangements
No Group Company has entered into any group payment arrangements under the provisions of section 36 FA 1998. [WGL AND ROL ONLY]
5.5	Transfer pricing
5.5.1

No Group Company has undertaken, or has agreed to undertake, any transaction which under the provisions of schedule 28AA ICTA has resulted or, so far as the Sellers are aware, will result in the actual consideration given

or received by the Company being substituted for a different consideration for UK corporation tax purposes. [WGL AND ROL ONLY]
	5.5.2	No Group Company has entered into any advance pricing arrangements with the Inland Revenue under the provisions of section 85 FA 1999. [WGL AND ROL ONLY]
5.6	Accounts

To the extent that the provision for deferred tax made in accordance with Financial Reporting Standard 19 was not made in the Accounts, full details of such amounts and the matter to which the deferred tax relates are disclosed in the notes to the Accounts. [WGL AND ROL ONLY]

5.7	Value added tax - English Group Companies [ROL AND WGL ONLY]
	5.7.1	Each Company:
		(a)	is registered for the purposes of the VATA;
		(b)	has made, given, obtained and kept up to date, proper records, invoices and documents appropriate or required for the purposes of the VATA;
		(c)	has complied in all material respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis; and
		(d)	has not been required by a Tax Authority to give security under the VATA.
	5.7.2	No Company is a member of a group of companies for the purpose of section 43 of the VATA (groups of companies) other than the group of companies of which the representative member is Roxboro.
5.7.3

No Company, and no company of which such Company is a relevant associate within the meaning of paragraph 3(7) of schedule 10 to the VATA (election to waive exemption), has elected to waive exemption under paragraph 2 of schedule 10 to the VATA in relation to any land except as disclosed in the Disclosure Letter.

6.	ASSETS
6.1	Title and Condition
6.1.1

Each asset included in the Accounts of a Group Company or acquired by a Group Company since the Last Accounting Date (other than assets disposed of in the ordinary course of business or which are the subject matter of operating or finance or capital leases) is:

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(a) legally and beneficially owned solely by the relevant Group Company free from any Encumbrance (other than retention of title claims or liens arising in the ordinary course of business); and
(b) where capable of possession, in the possession or under the control of the relevant Group Company.
6.1.2

All plant, machinery, vehicles and equipment owned, possessed or used by a Group Company in, or in connection with, its business, are in satisfactory condition and working order for items of comparable age and usage (reasonable wear and tear excepted).

6.1.3

Each Group Company owns, leases or has the right to use each asset necessary for the carrying on of its business in the manner in which it is currently carried on and, as far as the Seller is aware, will continue to do so, immediately following Completion.

6.2	Hire purchase and leased assets
No Group Company is a party to, or is liable under, a lease or hire, hire purchase, credit sale or conditional sale agreement.
6.3	Stock
Each Group Company's stock is of satisfactory quality and saleable in the usual course of its business taking into account provisions the company has made in its Accounts.
7.	INTELLECTUAL PROPERTY
7.1

Schedule 9 contains summary details of all the material registered Intellectual Property and applications for material registered Intellectual Property in respect of which a Group Company is the sole, unencumbered registered or beneficial owner or sole, unencumbered applicant for registration.

7.2

All application and renewal fees and costs and charges due on or before the date of this Agreement in respect of the registered Business Intellectual Property listed in Schedule 9 have been duly paid in full.

7.3	So far as the Seller is aware, no part of the Business infringes any third party owned Intellectual Property.
7.4

No Group Company has granted or is obliged to grant: (1) an assignment of any of the Business Intellectual Property legally or beneficially owned by a Group Company; or (2) so far as the Seller is aware, a written licence or other right in writing in respect of any Business Intellectual Property legally or beneficially owned by a Group Company; or (3) so far as the Seller is aware, any material licence under any material registered Business Intellectual Property legally or beneficially owned by a Group Company other than any licences which may be implied into (i) the sale or other provision of goods or services by a Group Company to a third party, or (ii) any arrangement between a

Group Company and a third party for the supply or other provision of goods or services to a Group Company, or (iii) any other arrangement between a Group Company and a third party which is documented.
7.5

So far as the Seller is aware, there is no infringement of, and no third party is planning or intends to commence any activity which would infringe, any of the material Business Intellectual Property legally or beneficially owned by a Group Company in any material respect.

7.6

None of the material registered Business Intellectual Property legally or beneficially owned by a Group Company is the subject of any pending claim for revocation, invalidity or compensation by any third party, and none of the material Business Intellectual Property legally or beneficially owned by a Group Company is the subject of any pending claim for ownership by any third party.

7.7	The Seller has disclosed to the Buyer copies of all material licence agreements of Intellectual Property owned by any third party which is used by a Group Company.
7.8	In the previous two years, no Group Company has disclosed any material Confidential Information to any third party other than subject to a confidentiality undertaking or agreement.
7.9

The Seller has disclosed to the Buyer summary details of all current Group Company policies (if any) for the making and retention of invention log books or other documentary records of patented or patentable inventions.

7.10	The Seller has disclosed to the Buyer a full list of all domain names which are held by or are used by a Group Company in the Business.
7.11	No Group Company uses any Intellectual Property legally or beneficially owned by a Seller's Group Company in the conduct of the Business as conducted immediately prior to the date of this Agreement.
8.	COMPUTER SYSTEMS
8.1

The Seller has disclosed to the Buyer summary details of all material Software in which the Intellectual Property is owned by a third party and which is used or held for use by each Group Company and required by such Group Company to operate the Business on a day-to-day basis, including copies of all relevant licences, escrow agreements and development agreements in respect of such material Software. No such Group Company is in breach of any such licence and/or development agreement such as would give rise to a right for the relevant licensee or other counterparty(ies) to terminate the relevant agreement.

8.2

So far as the Seller is aware, no Group Company uses or is in possession of any Software in which the Intellectual Property is owned by a third party, and in respect of which the relevant third party owner has not licensed or otherwise consented to the relevant use.

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8.3

The Seller has disclosed to the Buyer copies of all material maintenance agreements (if any) in respect of the Computer Systems. No Group Company or any party which is a service provider under any such material maintenance agreement is in breach of any such agreement such as would give rise to a right for the relevant maintenance provider(s) (in the case of a breach by a Group Company) or the Group Company (in the case of a service provider) to terminate the agreement.

8.4

No Group Company is substantially dependent upon computer hardware or Software which is not in the exclusive possession and/or control of a Group Company (subject to the terms and limitations of any applicable agreement).

8.5

Other than in relation to support, maintenance services and/or telecommunications facilities or services, none of the Computer Systems are substantially dependent upon facilities or services not within the exclusive possession and/or control of a Group Company (subject to the terms and limitations of any applicable agreement).

8.6	The Seller has disclosed to the Buyer summary details of all Group Company disaster recovery plans (if any) in respect of the Computer Systems.
8.7

The Seller has disclosed to the Buyer summary details of all: (1) back-up, recovery and access right (including remote access) procedures; and (2) firewalls and anti-virus programs, in each case currently operated or used in the Business.

8.8	The data storage capability, functionality and performance of the Computer Systems as a whole are reasonably satisfactory for the normal operation of the Business as it is currently conducted.
9.	INSURANCE
9.1	Insurance of assets and risks
9.1.1

Each insurable asset of each Group Company has at all material times been and is at the date of this Agreement insured against each risk normally insured against by a person operating the types of business operated by the relevant Group Company.

	9.1.2	Each Group Company is and has at all material times been adequately covered against employer's liability, public liability and product liability.
9.2	Claims
No material claim is outstanding under any of the current insurance and indemnity policies in respect of which a Group Company has an interest (together, the "Policies").
9.3	Premiums
	9.3.1	All premiums which are due under the Policies have been paid.

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9.3.2

So far as the Seller is aware, no Group Company has done anything or omitted to do anything which might result in a material increase in the premium payable (for the same level of cover and with the same excess as at the date of this Agreement) in respect of any of the Policies.

10.	REAL PROPERTY
10.1	Extent of property

The Property comprises all of the land and premises vested in, occupied or used by, or in the possession of, the Group Companies and, so far as the Seller is aware, in which the Group Companies have an estate or interest. The particulars of the Property shown in schedule 6 are correct.

10.2	Title

Each Group Company identified in schedule 6 as having an interest in the Property is in possession and actual occupation of the whole of the Property and has a good and marketable title to the Property and where appropriate registered at HM Land Registry.

10.3	Adverse interests
	10.3.1	Neither the Property nor any of its title deeds is subject to an Encumbrance. [ROL AND WGL]
	10.3.2	Neither the Property nor any of its title deeds is subject to an Encumbrance except for those that would appear on a title report prepared by a title insurance company for such Property. [RHI ONLY]
10.3.3

So far as the Seller is aware there is no person in possession or occupation of, or who has or claims a right or interest of any kind in, the Property adversely to any relevant Group Company's interest. Except as stated in schedule 6, any Group Company identified as having an interest in the Property is the beneficial owner of and is entitled to and has exclusive vacant possession of the Property.

10.4	Property Proceedings
So far as the Seller is aware:
	10.4.1	there are no Property Proceedings and none are pending or threatened;
	10.4.2	no fact or circumstance exists which might give rise to a Property Proceeding;
10.4.3

there is no outstanding written notice (which remains uncured), judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in each case which is affecting the Property; and

	10.4.4	without limiting the generality of the foregoing, so far as the Seller is aware, there are no pending or threatened suits, actions or proceedings seeking

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condemnation or transfer in lieu thereof with respect to any part of the Property.
10.5

So far as the Seller is aware, there are no current, contingent, or threatened notices, actions, disputes, complaints, liabilities, claims or demands (whether statutory or otherwise) of a material nature relating to or in respect of any Property or its use.

10.6	No Group Company has any actual or contingent obligation or liability in relation to any property other than under its existing title to the Property.
10.7

The Group Companies have paid the rent and observed and performed in all material respects the covenants on the part of the tenant and the conditions contained in the leases of the Property, save in relation to covenants relating to the physical condition of the Property, and the last demand (or receipt for rent if issued) was unqualified. [ROL AND WGL]

10.8

So far as the Seller is aware all licences, consents and approvals required from the landlords and any superior landlords under the leases of the Property have been obtained and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed in all material respects. [ROL AND WGL]

10.9	There are no rent reviews under any of the leases of the Property currently in progress. [ROL AND WGL]
10.10	The written replies given by the Seller's solicitors to the Buyer's solicitors' written enquiries concerning the Property are true and accurate in all material respects.
11.	ENVIRONMENTAL MATTERS
11.1	So far as the Seller is aware, each Group Company has:
	11.1.1	obtained each Environmental Permit the lack of which is having, will or is reasonably likely to have a material adverse effect on the business of the Relevant Division;
11.1.2

complied in all material respects, in the period of three years ending on the date of this Agreement, with the terms and conditions on which any Environmental Permit has been given to it where failure to comply has had is having, will or is reasonably likely to have a material adverse effect on the business of the Relevant Division; and

11.1.3

complied in all material respects, in the period of three years ending on the date of this Agreement, with Environmental Law where failure to comply has had is having, will or is reasonably likely to have a material adverse effect on the business of the Relevant Division.

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11.2	No Group Company is:
	11.2.1	under formal investigation or enquiry by any relevant authority in relation to any breach of Environmental Law or Environmental Permit; or
11.2.2

a party to any civil, criminal, arbitration or administrative proceedings in relation to any breach of Environmental Law or Environmental Permits and the Seller is not aware of any such matters pending or being threatened, in each case which is having, will or is reasonably likely to have a material adverse effect on the Relevant Division.
11.3

So far as the Seller is aware, the condition of any soil or groundwater under any of the Properties or Former Properties is not contaminated to an extent that it could lawfully give rise to a remediation requirement being imposed by an Environmental Authority exercising its powers under Environmental Law in circumstances where the cost of any such requirement could lawfully be recovered from any Group Company.

11.4

No Group Company has in the period of three years prior to the date of this Agreement received any written notification or requirement made by any Environmental Authority in respect of any breach of Environmental Law or Environmental Permit which is having, will have or is reasonably likely to have a material adverse effect on the Relevant Division.

11.5	No Group Company has owned or occupied any real property other than the Properties or Former Properties.
11.6

No Group Company has either introduced any Hazardous Substances into soil and groundwater at any Former Property or contractually assumed liability for the presence of Hazardous Substances in soil or groundwater at any Former Property.

12.	AGREEMENTS
12.1	No party with whom a Group Company has entered into a Material Agreement has given written notice of its intention to terminate, or has sought to repudiate or disclaim, that Material Agreement.
12.2	Neither a Group Company nor, so far as the Seller is aware, any party with whom a Group Company has entered into a Material Agreement is in breach of that Material Agreement.
12.3	No Group Company is:
	12.3.1	a member of a joint venture, consortium, partnership or association (other than bona fide trade association); or
	12.3.2	a party to a distributorship, agency, franchise or management agreement or arrangement through which sales of more than [POUND]500,000 per annum are made.

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12.4

No Group Company is a party to or is liable under a long term (that is, incapable of performance in accordance with its terms within 12 months of the date on which was entered into), onerous or unusual agreement including:

	12.4.1	an agreement entered into other than in the usual course of its business; and
	12.4.2	an agreement, arrangement or obligation entered into other than by way of a bargain at arm's length.
12.5

No agreement, arrangement or obligation entered into by a Group Company commits that Group Company to future capital expenditure in excess of [POUND]100,000 as at the date of this Agreement in respect of that agreement, arrangement or obligation.

12.6	So far as the Seller is aware all Material Agreements to which each Group Company is a party are valid and enforceable in all material respects.
13.	EMPLOYEES
13.1	General
13.1.1

The terms of the contract of each director, other officer and employee of each Group Company entitled to basic remuneration at an annual rate, or an average annual rate over the last three financial years, of more than [POUND]50,000 have been made available to the Buyers. [ROL AND WGL ONLY]

13.1.2

The terms of the written contract, if any, of each director, officer and employee of each Group Company entitled to basic remuneration at an annual rate, or an average annual rate over the last three financial years, of more than US$85,000 have been made available to the Buyers. [RHI ONLY]

13.1.3

Except as set out in the Disclosure Letter there is no employment contract between a Group Company and any of its employees which cannot be terminated by the relevant Group Company by 3 months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

13.1.4

The Disclosure Letter contains details as at the date stated therein (comprising identities, position or title, length of service, age, total compensation and bonus (if applicable)) of the employees of each Group Company and specifies, unless contrary to applicable law, the identities of those who are on maternity leave or absent because of disability or other long term leave of absence and who have or may have a right to return to work with the Group Company;

13.1.5

The basis of the remuneration payable to each Group Company's directors, other officers and employees is the same as that in force at the Last Accounting Date. No Group Company is obliged to increase, or has made provision to increase, the basic annual remuneration payable to its directors, other officers and employees by more than 5 per cent. or to increase the rate

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of remuneration of a director, other officer or employee entitled to annual basic remuneration of more than [POUND]50,000;
13.1.6

No Group Company owes any amount to a present or former director, other officer or employee of the relevant Group Company (or his dependant) other than for accrued remuneration or reimbursement of business expenses.

13.2	Redundancies and transfer of business - English Group Companies [ROL AND WGL ONLY]
Within the year ending on the date of this Agreement no Group Company has:
13.2.1

given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

13.2.2

been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult a trade union under those Regulations; or

	13.2.3	introduced any short-time working scheme or any redundancy scheme under which payments are, in either case, greater than those required by statute.
13.3	Payments on termination
Except as disclosed in the Accounts of a Group Company, no Group Company has:
13.3.1

incurred a material liability for breach or termination of an employment contract including, without limitation, sex, race or disability discrimination, a redundancy payment, protective award and compensation for wrongful dismissal, unfair dismissal and failure to comply with an order for the reinstatement or re engagement of an employee; or

13.3.2

made or agreed to make a material payment or provided or agreed to provide a material benefit to a present or former director, other officer or employee of the Group Company or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract other than in the ordinary course consistent with past practice.

13.4	Trade unions
	13.4.1	No Group Company has any agreement or arrangement with or recognises a trade union, works council, staff association or other body representing any of its employees.
	13.4.2	No Group Company is involved in, and, so far as the Seller is aware, no fact or circumstance exists which might give rise to, a dispute with a trade union,

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works council, staff association or other body representing any of its employees.
13.5		Incentive schemes
No Group Company has or is proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, other officers or employees.
14.		PENSIONS AND OTHER BENEFITS - ENGLISH GROUP COMPANIES [ROL AND WGL ONLY]
14.1		Definitions
For the purposes of paragraphs 14.2 to 14.7 of this schedule 3 part A:
"Disclosed Schemes" means the Group Scheme and the Executive Fund (and each a "Disclosed Scheme");
"Executive Fund" means the Roxboro UK Executive Pension Fund governed by a definitive deed and rules dated 2 December 1993;
"Group Scheme" means the Roxboro Group UK Pension Scheme established by definitive deed and rules dated 19 June 1995; and
"Relevant UK Employee" means a director or employee or former director or employee of one of the Companies.
14.2		General

Save for the Disclosed Schemes, there are not in operation, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice for the payment of, or payment of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death, termination of employment (whether voluntary or not) for the benefit of a Relevant UK Employee or a Relevant UK Employee's dependants.

14.3		Information
	14.3.1	The following details have been given to the Buyers:
(a) a copy of each deed and the rules presently governing the Group Scheme and any amending deeds supplemental thereto;
(b) a copy of the current explanatory booklet issued to a Relevant UK Employee who is or may become a member of a Disclosed Scheme;
(c)

a copy of the announcement issued to a Relevant UK Employee who is a member of a Disclosed Scheme in respect of the improvement of a benefit or another amendment not yet incorporated into the documentation of a Disclosed Scheme; and

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		(d)	a list of Relevant UK Employees who are members of the Disclosed Schemes.
	14.3.2	In relation to each Disclosed Scheme, no discretion or power has been exercised under the Disclosed Scheme in respect of a Relevant UK Employee to:
		(a)	augment benefits;
		(b)	admit to membership a Relevant UK Employee who would not otherwise have been eligible for admission to membership; or
		(c)	provide a benefit which would not otherwise be provided.
14.3.3

In relation to each Disclosed Scheme, no plan, proposal or intention to amend, discontinue (in whole or in part) or exercise a discretion in relation to the Disclosed Scheme has been communicated to a Relevant UK Employee who is a member of the Disclosed Scheme.

14.4	Contributions to the Disclosed Schemes
In relation to each Disclosed Scheme, no contributions are overdue from the Companies to the Disclosed Schemes.
14.5	Compliance
	14.5.1	The Disclosed Schemes are approved by the Inland Revenue for the purposes of Chapter I of Part XIV of the Taxes Act.
14.5.2

The Disclosed Schemes are contracted out schemes for the purposes of the Pension Schemes Act 1993. WA and PSIL hold or are named in the current contracting out certificates issued in relation to the Disclosed Schemes.

	14.5.3	WA and PSIL comply and have at all times complied with any duty to facilitate access to a stakeholder pension scheme (under section 3 of the Welfare Reform and Pensions Act 1999).
	14.5.4	The Disclosed Schemes have at all times complied with all applicable material legal and administrative requirements.
14.6

No material claim, dispute, complaint or investigation has arisen which relates to the provision of retirement or death benefits in respect of WA's current and former employees, and there is no reason why any such claim, dispute, complaint or investigation could arise.

14.7

All benefits under the Group Scheme in respect of WA's employees (other than those which are fully insured) are calculated on a money purchase basis only and there is no obligation on WA (other than in the case of the Executive Fund Member as defined in Schedule 8 (pension arrangements)) or under the Group Scheme (other than in the case

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of those benefits which are fully insured) to provide any specified level of benefits in respect of WA's employees.
15.	PENSIONS AND OTHER BENEFITS - US GROUP COMPANIES [RHI ONLY]
15.1	Definitions
For the purposes of this paragraph 15 of this schedule 3, part A:
"COBRA" means the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;
"Code" means the Internal Revenue Code of 1986, as amended;
"DOL" means the United States Department of Labor;

"Employee Benefit Plan" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, agreement, arrangement or practice of any kind (including any "employee benefit plan," as defined in section 3(3) of ERISA) or any employment, consulting or personal services contract (a) sponsored, maintained or contributed to by any Group Company or to which any Group Company is a party, (b) covering or benefiting any Relevant US Employee, or (c) with respect to which any Group Company has any obligation or liability;

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

"ERISA Affiliate" means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other entity or organization that, together with any Group Company, is or was treated as a single employer under section 414(b), (c), (m) or (o) of the Code;

"HIPAA" means the Health Insurance Portability and Accountability Act of 1997, as amended;
"IRS" means the United States Internal Revenue Service; and
"Relevant US Employee" means any current or former officer, employee, agent, director or independent contractor of any Group Company (or any dependent or beneficiary of any such individual).
15.2	General

The Disclosure Letter contains a complete and accurate list of all Employee Benefit Plans. No Group Company nor any ERISA Affiliate has any agreement, arrangement, commitment or obligation (other than as required by law) to create, enter into or

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contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by any Group Company, ERISA Affiliate or other person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could reasonably be expected to materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the fiscal year ended on the Last Accounting Date included in the Accounts. Other than as set forth in the Disclosure Letter, no provision, other than ordinary and customary provisions, of any Employee Benefit Plan precludes (and neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will cause the provisions of any Employee Benefit Plan to preclude) the applicable Group Company from amending or terminating such Employee Benefit Plan (to the maximum extent permitted by law) at any time and for any reason without penalty and without material liability or expense (other than to pay benefits already earned).

15.3	Information
The following details have been given to the Buyers with respect to each Employee Benefit Plan:
	15.3.1	a copy of such Employee Benefit Plan's plan document including all amendments thereto (or, if the Employee Benefit Plan is unwritten, a written description of such Employee Benefit Plan);
	15.3.2	the most recent summary plan descriptions prepared for such Employee Benefit Plan (if a summary plan description is legally required for such Employee Benefit Plan);
15.3.3

a copy of the most recent three annual reports (Form 5500 series), including any related schedules and audit reports, filed with respect to such Employee Benefit Plan (if annual reports are legally required to be filed for such Employee Benefit Plan);

15.3.4

a copy of each contract or agreement (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, each trust agreement, investment management agreement, annuity contract, insurance contract, bond, indemnification agreement and service provider agreement; and

15.3.5

a copy of the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan (if such Employee Benefit Plan is intended to be tax-qualified under section 401(a) of the Code);

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15.4	Contributions to the Disclosed Plans

Except as disclosed in the Disclosure Letter, all contributions, premiums and other payments due or required to be paid (with respect to periods prior to Completion) to, or with respect to, each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability in the Accounts. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository. Except as disclosed in the Disclosure Letter, none of the Employee Benefit Plans that is subject to ERISA has any unfunded liabilities that are not reflected in the Accounts.

15.5	Compliance
With respect to each Employee Benefit Plan:
15.5.1

such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA, COBRA, HIPAA and the Code;

15.5.2

each Group Company, ERISA Affiliate and other person (including, without limitation, each fiduciary) has, at all times and in all material respects, properly performed all of its duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations;

15.5.3

no Group Company, ERISA Affiliate or fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; and

15.5.4

no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could reasonably be expected to constitute a prohibited transaction under section 406 or 407 of ERISA or under section 4975 of the Code for which an exemption is not available.

15.6	Qualification

Each Employee Benefit Plan that is intended to be qualified under section 401(a) or 401(k) of the Code (a) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan's tax-qualified status under the Code, as amended by those laws commonly known as "GUST," (b) timely filed a request for such a letter with the IRS, and such request is still pending before the IRS, or (c) has remaining a period of time under the Code or applicable United States Treasury regulations or IRS pronouncements in which to request, and to make any amendments necessary to obtain, such a letter from the IRS. Nothing has occurred that

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could reasonably be expected to adversely affect the tax-qualified status of any such Employee Benefit Plan. No such Employee Benefit Plan is a "top-heavy plan," as defined in section 416 of the Code.
15.7	Pension Plans, Multiemployer Plans and Multiple Employer Welfare Arrangements

None of the Employee Benefit Plan is (and no Group Company has ever) sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) (a) a "multiemployer plan", as defined in section 3(37) or 4001(a)(3) of ERISA, (b) a multiple employer plan within the meaning of section 4063 or 4064 of ERISA, (c) an employee benefit plan that is subject to section 412 of the Code, section 302 of ERISA or Title IV or ERISA, or (d) a "multiple employer welfare arrangement," as defined in section 3(40) of ERISA. No Group Company has any liability under section 412 of the Code, section 302 of ERISA or Title IV of ERISA.

15.8	Post-Termination Benefits

No Group Company, ERISA Affiliate or Employee Benefit Plan provides or has any obligation to provide or make available (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, life and health insurance, with respect to any Relevant US Employee, other than (a) contribution coverage mandated by section 601 to 608 of ERISA and section 4980B(f) of the Code, (b) retirement benefits under any Employee Benefit Plan that is qualified under section 401(a) of the Code, and (c) deferred compensation that is accrued as a liability in the Accounts or disclosed in the Disclosure Letter.

15.9	Suits, Claims and Investigations

There are no actions, suits or claims (other than routine claims for benefits) pending or, so far as the Seller is aware (after reasonable inquiry), threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, so far as the Seller is aware (after reasonable inquiry), is there a basis for any such action, suit or claim. No Group Company or ERISA Affiliate has received any notification that any Employee Benefit Plan, (and so far as Seller is aware, after reasonable inquiry, no Employee Benefit Plan), is under investigation, audit or review by the IRS, the DOL or any other governmental entity or agency, and, so far as the Seller is aware (after reasonable inquiry), no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency. No Employee Benefit Plan has been investigated or audited by the IRS, DOL or any other governmental entity or agency within the last three years.

15.10	Effect of Transaction

Except as set forth in the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event), will (a) entitle any individual to severance pay, unemployment compensation or any other

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payment from any Group Company, the Buyer or any Employee Benefit Plan, (b) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (c) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan or (d) require any Group Company or the Buyer to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

15.11	Leased and Misclassified Employees
No individuals who are (or were) employees of any Group Company have been treated by such Group Company for payroll tax purposes or otherwise as if they were not employees of such Group Company.
15.12	No Liability Under Plans of ERISA Affiliates

No Group Company has incurred, and after Completion no Group Company will incur, any liability with respect to any employee benefit plan, fund, policy, program, contract, agreement, arrangement or practice of any kind sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by any ERISA Affiliate that is not a Group Company.

16.	LIABILITIES
16.1	Indebtedness
Except as disclosed in the Accounts or in the Disclosure Letter, no Group Company has outstanding or has agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings.
16.2	Guarantees and Indemnities

Other than those entered into in the usual course of its business (details of which are contained in the Disclosure Letter), no Group Company is a party to or is liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

16.3	Grants
No Group Company is liable to repay an investment or other grant or subsidy made to it by a body (including, without limitation, the Department of Trade and Industry or its predecessor).
17.	INSOLVENCY, WINDING UP ETC.
17.1	Voluntary arrangements
	17.1.1	No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of any Group Company. No compromise or

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arrangement has been proposed, agreed to or sanctioned under section 425 of the Act in respect of any Group Company. [ROL AND WGL ONLY]
17.1.2

No voluntary petition has been filed or plan proposed or approved under the United States Bankruptcy Code (11 U.S.C. 101 et seq.) or similar U.S. State or federal insolvency law in respect of any Group Company. [RHI ONLY]

17.2	Insolvency
	17.2.1	No Group Company is insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986. [ROL AND WGL ONLY]
	17.2.2	No Group Company is insolvent or unable to pay its debts within the meaning of section 101(23) of the United States Bankruptcy Code (11 U.S.C. 101 et seq.). [RHI ONLY]
17.3	Striking out
	17.3.1	So far as the Seller is aware, no action is being taken by the Registrar of Companies to strike any Group Company off the register under section 652 of the Act. [ROL AND WGL ONLY]
	17.3.2	So far as the Seller is aware, no action is being taken either voluntarily or by any U.S. State or federal authority to dissolve or cause the dissolution of any Group Company. [RHI ONLY]
17.4	Winding up and administration

No order has been made and, so far as the Seller is aware, no petition has been presented or resolution passed, for the winding up of any Group Company or for the appointment of a provisional liquidator to any Group Company and no administration order has been made in respect of any Group Company.

17.5	Receivership
No receiver or receiver and manager has been appointed of the whole or part of any Group Company's business or assets.
17.6	Unsatisfied judgments
There is no unsatisfied judgment or court order outstanding against any Group Company.
18.	LITIGATION
Nothing in this Warranty concerns any Employee-related matter.
18.1	Litigation
	18.1.1	No Group Company is involved in a civil, criminal, arbitration, administrative or other proceeding (other than in relation to the collection of debts arising in

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the ordinary course of business of the Company). So far as the Seller is aware, no civil, criminal, arbitration, administrative or other proceeding which will or is reasonably likely to have a material adverse effect on the business of its Relevant Division is pending or threatened by or against any Group Company (other than in relation to the collection of debts arising in the usual course of business).

18.1.2

So far as the Seller is aware, no fact or circumstance exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding involving any Group Company which will or is reasonably likely to have a material adverse effect on the business of its Relevant Division.

	18.1.3	There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against any Group Company.
18.2	Investigations
As far as the Seller is aware, there is not and has not been any governmental or other investigation, enquiry or disciplinary proceeding concerning a Group Company and none is pending or threatened.
19.	POWERS OF ATTORNEY AND AUTHORITIES

No Group Company has given a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on its behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person's duties).

20.	BROKERAGE OR COMMISSIONS
No person is entitled to receive a finder's fee, brokerage or commission from any Group Company in connection with this Agreement.
21.	INSIDER AGREEMENTS - ENGLISH GROUP COMPANIES [ROL AND WGL ONLY]

So far as the Seller is aware, there is no agreement or arrangement (legally enforceable or not) to which any Group Company is a party and in which the Seller, a director or former director of any Group Company or a person connected with any of them is interested in any way. For this purpose, "connected" has the meaning given by section 839 of the Taxes Act, except that in construing section 839 "control" has the meaning given by section 840 or section 416 of the Taxes Act so that there is control whenever either section 840 or 416 requires.

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22.	COMPLIANCE
22.1

The statutory books (including all registers and minute books) of each Group Company have been properly kept and no notice has been received or allegation made that a register or both is incorrect or should be rectified [WGL AND ROL ONLY].

22.2

The Sellers have furnished to the Buyers copies which are true and complete in all material respects of: (a) the Certificate of Incorporation of each Group Company as currently in effect, including all amendments thereto; (b) the minute books of each Group Company; and (c) the stock certificate books of each Group Company. The minute books containing the records of meetings of the stockholders and board of directors of each Group Company are complete and correct. The stock certificate books of each Group Company accurately reflect all issuances and transfers of shares of capital stock of the Group Company since its inception. [RHI ONLY]

22.3

Each Group Company has conducted its business in all material respects in accordance with all applicable laws and regulations, excluding for the avoidance of doubt contractual obligations, of the United Kingdom and any relevant foreign country.

22.4

As far as the Seller is aware, no agreement to which a Group Company is party is or is required to be registered under, and no agreement or arrangement to which a Group Company is party infringes, any competition, anti-restrictive trade practice or consumer protection legislation applicable in the jurisdiction in which the Group Company operates.

22.5

Each Group Company has obtained all necessary licences, consents, permits and authorities (public and private) which are material, in the context of the Relevant Division, in enabling it to carry on its business as it is now carried on. All such licences, consents, permits and authorities are valid and subsisting and have been complied with in all material respects and as far as the Seller is aware, there is no reason why any of them should be suspended, cancelled or revoked.

22.6

Within the period of 3 years prior to the date of this Agreement, no Group Company has manufactured, sold or supplied any product or carried out any maintenance in respect of such product which did not or does not comply in all material respects with all applicable laws, regulations, standards (including any British or European Union standards) and customers' written specifications, in each case required to be observed, or any representation or contractual term expressly made by the relevant Group Company.

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PART B
1.	AGREEMENTS
1.1

No party with whom a Group Company has entered into a Material Agreement has given written notice of its intention to terminate, or has sought to repudiate or disclaim, that Material Agreement, in each case pursuant to a breach by the Group Company of such agreement entitling such party to terminate, repudiate or disclaim.

1.2	No Group Company is in breach of a Material Agreement.

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SCHEDULE 4 Limitations on the Sellers' Liability
1.	LIMITATION ON QUANTUM
1.1

The Sellers are not liable in respect of a Relevant Claim or a Tax Claim (for the avoidance of doubt excluding a Reorganisation Claim and any claims pursuant to clauses 2.1.1(c), 3.1.3, 3.1.4 and 13 of the Tax Deed (together, the "Excluded Claims"):

	1.1.1	unless the amount that would otherwise be recoverable from the Sellers (but for this paragraph 1.1.1) in respect of that Relevant Claim or Tax Claim exceeds [POUND]50,000; and
1.1.2

unless and until the amount that would otherwise be recoverable from the Sellers (but for this paragraph 1.1.2) in respect of that Relevant Claim or Tax Claim, when aggregated with any other amount or amounts recoverable in respect of other Relevant Claims or Tax Claims (excluding any amounts in respect of a Relevant Claim or a Tax Claim for which the Sellers have no liability because of paragraph 1.1.1 and excluding any Excluded Claims), exceeds [POUND]1,250,000 and in the event that the aggregated amounts exceed [POUND]1,250,000 the Sellers shall be liable for the whole amount and not only the excess.

1.2	The Sellers' total liability in respect of all claims under the Transaction Documents is limited to an amount equal to 80% of the Final Purchase Price.
1.3	The Buyers shall not be entitled to claim for any punitive, indirect or consequential loss (including loss of profit) in respect of any Relevant Claim.
2.	TIME LIMITS FOR BRINGING CLAIMS
The Sellers are not liable:
2.1

for a Tax Claim or a Relevant Claim under the Tax Warranties unless the Buyers have notified the Sellers of the Tax Claim stating in reasonable detail the nature of the Tax Claim and the amount claimed (in the case of a US Company) on or before the date which is three years from the end of the accounting period in which Completion takes place and (in the case of a UK Group Company) on or before the date which is six years from the end of the accounting period current at Completion; and

2.2

for a Relevant Claim in respect of a Warranty contained in paragraph 11 of schedule 3, part A (in respect of a Relevant Claim against any of the Sellers) unless the Buyers have notified the Sellers of the Relevant Claim stating in reasonable detail the nature of the Relevant Claim and the amounts claimed on or before the date which is two years from Completion.

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2.3

for a Relevant Claim in respect of any Warranty (save for any Warranty contained in paragraph 2.1 of schedule 3 part A, where no time limit shall apply, any Tax Warranty, where the time limit set forth in paragraph 2.1 of this schedule 4 shall apply, and any Warranty contained in paragraph 11 of schedule 3 part A, where the time limit set forth in paragraph 2.2 of this schedule 4 shall apply) unless the Buyers have notified the relevant Seller of the Relevant Claim stating in reasonable detail the nature of the Relevant Claim and the amount claimed (detailing the Buyers' calculation of the loss thereby alleged to have been suffered) on or before the date 18 months following the Completion Date.

3.	NOTICE OF CLAIMS

A Relevant Claim notified in accordance with paragraph 2 of this schedule and not satisfied, settled or withdrawn is unenforceable against the Sellers on the expiry of the period of 6 months starting on the day of notification of the Relevant Claim, unless proceedings in respect of the Relevant Claim have been properly issued and validly served on the relevant Seller.

4.	SPECIFIC LIMITATIONS
The Sellers are not liable in respect of a Relevant Claim other than one made in relation to a Tax Warranty in which case clause 4 of the Tax Deed shall apply:
4.1	to the extent that the matter giving rise to the Relevant Claim would not have arisen but for:
	4.1.1	an Event after Completion carried out by a Buyer's Group Undertaking or a director, employee or agent of a Buyer's Group Undertaking; or
4.1.2

the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body after the date of this Agreement or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this Agreement;

4.2

to the extent that the matter giving rise to the Relevant Claim arises wholly or partially from an Event before or after Completion at the specific written request or direction of, or with the written consent of a Buyer's Group Undertaking (which for these purposes includes Group Companies only after Completion) or an authorised agent of a Buyer's Group Undertaking;

4.3

to the extent that the matter giving rise to the Relevant Claim is an amount for which a Group Company has a right of recovery against, or an indemnity from, a person other than a Seller's Group Undertaking, whether under a provision of applicable law, insurance policy or otherwise;

4.4	to the extent of an increase in liability of the Sellers as a result of a Buyer's Group Undertaking failing to act in accordance with paragraph 7 of this schedule in

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connection with the matter giving rise to the Relevant Claim or to the extent that such liability would have been avoided had such Buyer's Group Undertaking not so failed to act;
4.5

to the extent that the matter giving rise to the Relevant Claim was taken into account in computing the amount of an allowance, provision or reserve in the Accounts of a Group Company or in the Working Capital Accounts or was specifically referred to in the Accounts of such Group Company or in the Working Capital Accounts or in the notes to such Accounts or Working Capital Accounts;

4.6	to the extent of the amount by which a liability (including a provision against liabilities) included in the Accounts of a Group Company or the Working Capital Accounts is overstated.
5.	RECOVERY ONLY ONCE
The Buyers are not entitled to recover more than once from one Seller or more than one Seller in respect of any one matter giving rise to a Relevant Claim or Tax Claim.
6.	CLAIMS UNDER BOTH THE WARRANTIES AND THE TAX DEED

If in respect of any one matter a claim (for the avoidance of doubt, including an Excluded Claim) may be made under the Warranties and under the Tax Deed then to the extent that the claim is satisfied under (i) the Warranties, any amount payable under the Tax Deed in respect of the same matter shall be reduced accordingly and (ii) the Tax Deed, any amount payable under the Warranties in respect of the same matter shall be reduced accordingly.

7.	CONDUCT OF RELEVANT CLAIMS
7.1

If the Buyers become aware of a matter which constitutes or which would or might give rise to a Relevant Claim other than in relation to a Tax Warranty in which case the provisions of clause 6 of the Tax Deed shall apply:

	7.1.1	the Buyers shall as soon as reasonably practicable give notice to the relevant Seller of the matter and shall consult with the relevant Seller with respect to the matter;
7.1.2

the Buyers shall, and shall ensure that each Buyer's Group Undertaking will, provide to the Sellers and their advisers reasonable access to premises and personnel and to relevant assets, documents and records within the possession or control of each Buyer's Group Undertaking for the purposes of investigating the matter and enabling the Sellers to take the action referred to in paragraph 7.2.1 (a) of this schedule; and

	7.1.3	the Sellers (at their cost) shall be entitled to take copies of the documents or records, and photograph the premises or assets, referred to in paragraph 7.1.2 of this schedule.

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7.2	If the Relevant Claim in question results from or is in connection with a claim by or liability to a third party:
	7.2.1	the Buyers shall, and shall ensure that each Buyer's Group Undertaking will:
(a) take any action and institute any proceedings, and give any information and assistance as the Sellers may reasonably request, to:
(i) dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or
(ii) enforce against a person (other than a Seller's Group Undertaking) the rights of a Buyer's Group Undertaking in relation to the matter;
(b)

in connection with any proceedings related to the matter (other than against a Seller's Group Undertaking), consult with the Sellers as to the identity of any advisers to be instructed in relation to the proceedings and consult with the Sellers generally in relation to the proceedings, and consult with the Sellers as early as is reasonably practicable in relation to any material aspect of the proceedings, and in each case on the basis that the relevant Seller shall indemnify the relevant Buyer, and keep the relevant Buyer indemnified, on demand against all reasonable costs incurred as a result of any request or nomination by the Sellers; and

7.2.2

the Buyers shall not, and shall ensure that no Buyer's Group Undertaking will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the relevant Seller, such consent not to be unreasonably withheld or delayed.

7.3	In assessing any damages or other amounts recoverable for a Relevant Claim there shall be taken into account any corresponding savings by, or net benefit to, a Buyer's Group Undertaking.
8.	RECOVERY FROM ANOTHER PERSON
8.1

If a Seller pays to a Buyer's Group Undertaking an amount in respect of a Relevant Claim or a Tax Claim and a Buyer's Group Undertaking subsequently recovers from another person an amount which is referable to the matter giving rise to the Relevant Claim or the Tax Claim:

	8.1.1	if the amount paid by the Seller in respect of the Relevant Claim or the Tax Claim is more than the Sum Recovered, the relevant Buyer shall immediately pay to the Seller the Sum Recovered; and
	8.1.2	if the amount paid by the Seller in respect of the Relevant Claim or the Tax Claim is less than or equal to the Sum Recovered, the relevant Buyer shall

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immediately pay to the Seller an amount equal to the amount paid by the Seller.
8.2

For the purposes of paragraph 8.1 of this schedule, "Sum Recovered" means an amount equal to the total of the amount recovered from the other person plus any repayment supplement in respect of the amount recovered from the person under section 825 of the Taxes Act plus any interest in respect of the amount recovered from the person.

9.	MITIGATION

Each Buyer shall take all reasonable action to mitigate any loss suffered by it or any member of the Buyer's Group in respect of a matter giving rise to a Relevant Claim. Nothing in this schedule 4 restricts or limits any Buyer's general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Relevant Claim.

10.	PROVISION OF INFORMATION

If, at any time after the date of this Agreement, the Sellers want to insure against their liabilities in respect of Relevant Claims and/or Tax Claims, the Buyers shall at the Sellers' cost provide such information as a prospective insurer may reasonably require before effecting the insurance.

11.	PRESERVATION OF INFORMATION

The Buyers shall, and shall ensure that each Group Company will, preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Relevant Claim or a Tax Claim for a period of 6 years following Completion.

12.	TAX
The provisions of clause 12 (Tax) of the Tax Deed shall apply as if incorporated into this schedule.
13.	DISCLOSURE
The Warranties are qualified by the facts and circumstances fairly disclosed in or by the Disclosure Letter and to the extent such matters constitute fair disclosures by:
13.1

all matters registered in respect of each Group Company with the Registrar of Companies and all matters registered against the Property at H.M. Land Registry, H.M. Land Charges Registry or any local authority; and in respect of Property located in the United States of America, all matters that would be disclosed on a title insurance commitment or title report generated by a title insurance company which has been ordered or ought reasonably to have been ordered by a buyer of such Property;

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13.2	all matters apparent from the deeds relating to the Property which have been made available to the Buyer;
13.3

all matters which have or ought reasonably to have been disclosed by inspection of each register, minute book and other book required to be kept by the Group Companies under the Companies Act 1985 (the "Act") and made available to the Buyers;

13.4

all matters set out or referred to in any letter from or other document provided by Roxboro, the Sellers or any Group Company or their respective advisers or agents to the Buyers, their advisers or agents in connection with the Buyers' proposed purchase of the Shares as contained in the Disclosure Letter or the documents annexed thereto;

13.5

all matters disclosed, provided for, noted or referred to in each Group Company's individual accounts (being its balance sheet and its profit and loss account as at the Last Accounting Date) for the 2 financial years ended on the Last Accounting Date, the auditors' report on those accounts, the directors' reports of each Group Company for those years and the notes to those accounts;

13.6	all matters set out or referred to in this Agreement (including, without limitation, the schedules and annexures to this Agreement);
13.7

all matters contained or referred to in those documents made available in the Data Room and listed in the attached index (copies of which have already been supplied or made available to the Buyers and their agents and advisers). If there is an inconsistency between the facts set out or referred to in any of those documents and the facts stated in this Agreement or in the Disclosure Letter, the provisions of the relevant document prevail. The Sellers are not liable to the Buyers for any inconsistency between the two;

13.8	all matters which have been disclosed in respect of the Properties located in the UK by:
	13.8.1	a personal Local Land Charges Search and enquiries of the local authority dated 9 May 2003 in respect of Unit CP, Mollison Avenue, Brimsdown, Enfield;
	13.8.2	a personal Local Land Charges search and enquiries of the local authority dated 9 May 2003 in respect of Phases 3 and 4 Solartron Site, Victoria Road, Farnborough, Hampshire;
	13.8.3	a Land Charges Search certificate number 039671347 dated 13 May 2003 and an office copy of the charges revealed;
	13.8.4	an Index Map Search certificate dated 8 May 2003 in respect of Unit CP, Mollison Avenue, Brimsdown, Enfield; and
	13.8.5	an Index Map Search certificate dated 8 May 2003 in respect of Phases 3 and 4 Solartron Site, Victoria Road, Farnborough, Hampshire;
13.9	all matters and information which have or ought reasonably to have been disclosed:

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13.9.1	in respect of each of the Group Companies by:
	(i)	a company search of the registrar of companies (or its equivalent in the US); and
	(ii)	a search for petitions for administration and for winding-up at the Central Index of Winding-Up Petitions (held at the High Court) (or their equivalent in the US);
13.9.2	in respect of the Properties located in the United States by:
(i)

a search of title records for the personal property with (a) the central filing office of the State in which each Group Company is incorporated or otherwise organised and (b) the central filing office of the State in which the assets are located;

	(ii)	a search of the title records for the property in the county in which the real property is located, including a UCC fixture filing search;
(iii)

a search of the National Priorities List issued pursuant to United States Comprehensive Environmental Response Compensation and Liability Act (CERCLA) by the United States Environmental Protection Agency or any similar list or inventory issued pursuant to any other environmental law or issued by any other federal, state or local governmental authority having or claiming jurisdiction over the property; and

(iv)

a search for notices of violations of laws, regulations or ordinances, certificates of occupancy, building or other permits or licenses with any state or local governmental authority having or claiming jurisdiction over the property;

13.9.3	in respect of Intellectual Property searches in the United Kingdom by:
	(i)	online searches of the register of patents and the register of trade marks maintained by the Patent Office (www.patent.gov.uk);
	(ii)	online searches of the register of trade marks maintained by the Office for Harmonisation in the Internal Market (http://oami.eu.int/search/trademark/la/en_tm_search.cfm); and
(iii)

online searches of the register of patents maintained by the European Patent Office (http://ep.espacenet.com) in respect of the UK trade marks and trade mark application, the Community trade mark and the UK and European Patent Convention patents and patent applications listed in schedule 9;

13.9.4	in respect of Intellectual Property searches in the United States by:

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		(i)	a search in the U.S. Patent and Trademark office with respect to identification of, and liens on, any U.S. patents and/or trademarks of each Group Company; and
		(ii)	a search in the U.S. Copyright Office with respect to identification of and liens on any U.S. copyright registrations of each Group Company; and
	13.9.5	by searches of the RTPA Register in the UK against the names of each Group Company.
13.10

all matters revealed by two draft environmental reports both dated 14 May 2003 prepared by Environmental Resources Management and two draft environmental reports dated 6 May 2003 and 12 May 2003 respectively prepared by URS Corporation, as disclosed in the Disclosure Letter; and

13.11	although reference may be made to a particular part of a document when disclosing a matter, the disclosure is of all of the document.
13.12

all matters revealed by the written reports for the Buyers prepared, or in written advice given by Eversheds LLP, Perkins Coie LLP, Ernst & Young LLP and their other advisers engaged in connection with the acquisition of the Shares.

14.	GENERAL
Nothing in this schedule 4 shall have the effect of limiting or restricting any liability of any Seller in respect of a Relevant Claim or a Tax Claim arising as a result of any fraud.

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SCHEDULE 5 Action Pending Completion

During the period from the date of this Agreement and continuing until the earlier of the Completion Date or termination of this Agreement pursuant to its terms, unless with the written consent of the Buyers, or as specifically anticipated by this Agreement or a Transaction Document, each Seller shall ensure that each Company it is selling and each of its Subsidiary Undertakings will:

1.

not create, authorise, allot, issue, acquire, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

2.	operate its business in the usual way so as to maintain that business as a going concern;
3.

not acquire or dispose of, or agree to acquire or dispose of, any revenues, assets, business or undertakings except in the ordinary course of its business or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the ordinary course of its business;

4.

other than as provided in the Disclosure Letter or as may be needed to repair or replace plant, machinery or equipment in order to maintain normal commercial production or in the ordinary course of business, not make, or agree to make, capital expenditure exceeding in total [POUND]100,000 (or its equivalent at the time) or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total [POUND]100,000 (or its equivalent at the time), in each case exclusive of VAT;

5.	not declare, pay or make a dividend or distribution;
6.	not pass a shareholders' resolution;
7.	not make a claim under section 152 or 153 of TCGA which affects an asset owned by such company;
8.	not make, change or revoke any Tax election or change (or make a request to any Tax Authority to change) any material aspect of its method of accounting for Tax purposes;
9.	not create, or agree to create or amend, an Encumbrance over the Property;
10.	in relation to the Property:
10.1	not change its existing use;
10.2	not terminate, or give a notice to terminate, a lease, tenancy or licence;
10.3	not agree to a new rent or fee payable under a lease, tenancy or licence,

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11.	not amend or terminate a material agreement to which it is a party;
12.

not amend the terms and conditions of employment or engagement of a director, officer or employee earning in excess of [POUND]50,000 or US$85,000 basic salary per annum (a "Senior Employee") (except in the usual course of its business) or provide, or agree to provide, a gratuitous payment or benefit to a director, officer or Senior Employee (or any of their dependants) or employ, engage or terminate the employment or engagement of, any such person;

13.

not enter into an employment contract with any of its employees which cannot be terminated by the relevant Group Company by 3 months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal);

14.

not amend the basis of the remuneration payable to any director, other officer or employee or become obliged to increase, or make provision to increase, the total annual remuneration payable to its directors, other officers and employees by more than 5 per cent. or to increase the rate of remuneration of a director, other officer or employee entitled to annual basic remuneration of more than [POUND]50,000 or US$85,000;

15.

not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person's obligation otherwise than in the usual course of business;

16.	not compromise or settle litigation or arbitration proceedings or any action, demand or dispute or waive a right in relation to litigation or arbitration proceedings;
17.	not release, discharge or compound any liability or claim;
18.	not permit any insurance to lapse;
19.	not incur any Wider Group Trading Amount otherwise than in the ordinary course of business in line with past practice;
20.	conduct its business in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction;
21.	not enter into:
21.1	a joint venture, consortium, partnership or association (other than bona fide trade association); or
21.2	a distributorship, agency, franchise or management agreement or arrangement;
22.	not enter into a material, long term (that is, incapable of performance in accordance with its terms within 12 months on the date on which it was entered into), onerous or unusual agreement including:
22.1	an agreement entered into other than in the usual course of its business; and

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22.2	an agreement, arrangement or obligation entered into other than by way of a bargain at arm's length; and
23.	not enter into an agreement, arrangement or obligation committing that Group Company to expenditure in excess of [POUND]100,000 in respect of that agreement, arrangement or obligation,

provided that, with the Buyers' written consent (not to be unreasonably withheld or delayed), nothing in this schedule shall prevent the lawful reduction of capital by WA and the declaration, payment or making of a lawful dividend or distribution by any Group Company.

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SCHEDULE 6 Real Property
FREEHOLD/FEE-OWNED PROPERTIES
Description	Existing use	Group Company
1.

1.Site located in Norwich,
New York State, the United
States of America
Full address:
50 O'Hara Drive
PO Box 109
City of Norwich
County of Chenango
New York State 13815
The United States of America
Total floor space:
approximately 56,000 sq. ft

(a) (b) (c)

Production of all NAPI
temperature speed and torque
sensors (approximately 23,000
sq. ft)
Offices (approximately 8,400
sq. ft)
Other users, including, test and
laboratory areas, canteen and
unused space (approximately
24,600 sq. ft)

Owned by Norwich Aero Products Inc
2.

Site located in Hampton,
Virginia, the United States of
America
Full address:
34 Research Drive
City of Hampton
Virginia State
The United States of America
Total floor space: approximately 25,000 sq. ft

(a) (b) (c)

Production of all PSI pressure
scanners and sensors
(approximately 11,700 sq. ft)
Offices (approximately 8,500
sq ft)
Others uses, including design,
testing and laboratory areas,
stores, canteen and unused space
(approximately 4,800 sq. ft)

Owned by Pressure Systems Inc

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SCHEDULE 6 (cont.)

REAL PROPERTY

LEASEHOLD
Description		Details of lease (date and parties)	Duration	Current annual rent and rent review date(s)	Existing use	Group Company
1.

Site located in Farnborough, Hampshire, UK
Full address:
Buildings known as Phases 3 and 4 on the Solartron site
124 Victoria Road
Farnborough
Hampshire
GU14 7PW
England
Total floor space: approximately 110,000 sq. ft

		Leased in name of Weston Aerospace Limited from the Legal & General Assurance Society Limited Commencement date: 21 July 2000	25 years	Rent - [POUND]575,000 p.a. To be reviewed every five years from commencement date

Production of all Weston Aerospace division temperature, speed, torque, pressure and density sensors (approximately 50,000 sq. ft)
Offices (approximately 38,000 sq. ft)
Other uses, including environmental testing, tool room, stores and canteen (approximately 22,000 sq. ft)

Leased by WA Also occupied by 3 employees of PSIL
2.	Site located in Enfield, Middlesex, UK Full address: Unit CP 1063 Mollison Avenue Brimsdown Enfield Middlesex EN3 7NJ England Total floor space: approximately 21,000 sq. ft.	Lease dated 14 May 2003 between Good Harvest Group Limited (1) and Weston Aerospace (2)	25 December 2002 to 31 December 2005	[POUND]104,250 per annum (exclusive of VAT). Not subject to review.

Production and repair of cockpit indicators (approximately 14,000 sq. ft)
Offices (approximately 2,100 sq. ft)
Other uses, including testing and laboratory stores and canteen (approximately 4,900 sq. ft)

WA

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SCHEDULE 7 Environmental Indemnity
1.	INTERPRETATION
1.1	In this schedule:

"Emergency" means any sudden and unforeseen event occurring or continuing after Completion which gives rise to an imminent risk of significant harm to the Environment or human health requiring an immediate action which, if not taken immediately, would or would be very likely to result in Environmental Proceedings (and in deciding whether the event would or is likely to be result in Environmental Proceedings it shall be deemed that the Environmental Authority or any Third Party is aware of the event even if this is not the case) in circumstances where the taking of such immediate action is likely to significantly reduce Environmental Losses below the level which would be reasonably expected if no such immediate action were taken PROVIDED THAT it is hereby agreed between the parties that no Emergency exists as at the date of this Agreement;

"Enfield Site" means the leasehold premises located at Unit CP 1063 Mollison Avenue, Brimsdown, Enfield Middlesex EN3 7NJ, England;
"Environmental Claims Notice" has the meaning ascribed thereto in paragraph 7.2 of this schedule;
"Environmental Claims Procedure" means the procedure provided for in paragraph 7.1 - 7.3 of this schedule;
"Environmental Indemnity Claim" means a claim under paragraph 2.1 made pursuant to the terms of this schedule;

"Environmental Losses" means any and all claims, costs, reasonable expenses, (including for the avoidance of doubt reasonable professional fees incurred in investigating and defending any Environmental Proceedings relating to a purported Environmental Loss whether successfully defended or not), liabilities (including without limitation the cost of any Remedial Works) or damages or losses (excluding any consequential losses, loss of profits, loss of sales, loss of production, loss of goodwill, loss of business opportunity, loss of anticipated saving, business interruption or punitive damages), fines and penalties incurred by any member of the Buyer's Group arising from or as a result of:

(a)

The presence or accumulation of Hazardous Substances in soil or groundwater in or under the Property at or prior to Completion or any migration of Hazardous Substances from the Property at any time prior to Completion arising out of:

(i) storage or use by WA of any Hazardous Substances at the Enfield Site;

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(ii) the presence in or migration to the Norwich Site of any Hazardous Substances; or
(b)

Any claim against WA by any current or former employee of WA resulting from the exposure prior to Completion to any Asbestos contained in Sindanyo material within plant and machinery at the Enfield Site during such employee's employment with WA or any predecessor employing entity in respect of which period of employment WA retains liability for such employee (a "Sindanyo Claim");

(c)

Any claim against WA made by Carol Goldsworthy in relation to exposure prior to Completion at the Enfield Site to Hazardous Substances during the course of her employment with WA (the "Current Claim").

"Environmental Proceedings" means any civil, criminal, judicial, regulatory or administrative proceeding, suit, order, action or notice which is brought or taken against any member of the Buyer's Group which could reasonably be expected to result in Environmental Losses;

"Norwich Site" means the freehold property held by NAPI at 50 O'Hara Drive, PO Box 109, City of Norwich, County of Chenango, New York State 13815, USA;

"Reasonable and Prudent Operator" means a person exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator in substantial compliance with all applicable Environmental Law engaged in the same type of undertaking as is carried on at the Property at or prior to Completion and under the same or similar circumstances and conditions as exist at Completion;

"Remedial Works" means the carrying out of works to prevent, minimise, remedy or mitigate the effects of any harm to the Environment as a result of Hazardous Substances in soil or groundwater at any Property;

"Third Party" means a person other than any member of the Buyer's Group or their respective directors, employees or agents;
"Trigger Event" means:
(a)	Environmental Proceedings commenced, brought, taken or threatened in writing (including as appropriate a letter of claim);
(b)	A written notification pursuant to Environmental Laws by an Environmental Authority of a requirement for Remedial Works to be carried out;
(c)	An Emergency has arisen and a Reasonable and Prudent Operator would carry out Remedial Work to avoid or mitigate the Emergency; or
(d)	The agreement of the relevant Seller.

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1.2	For the purposes of this schedule:
The "Seller" and "Buyer" shall mean:
(a) RHI and the First Buyer, respectively, in relation to an Environmental Loss in connection with the Norwich Site; and
(b) WGL and the Second Buyer, respectively, in relation to an Environmental Loss in connection with the Enfield Site and / or a Sindanyo Claim; and / or the Current Claim;
The "Property" shall mean the Enfield Site or the Norwich Site as the context requires.
2.	THE ENVIRONMENTAL INDEMNITY
2.1	Subject to the provisions of this schedule, the relevant Seller shall indemnify the relevant Buyer from and against any and all Environmental Losses.
3.	TIME LIMIT
3.1	The Seller shall not be liable for any Environmental Indemnity Claim unless the relevant Environmental Claims Notice has been given to the Seller within 3 years of Completion.
4.	TRIGGER CONDITION
4.1	The Buyer shall not be entitled to claim under paragraph 2.1 unless a Trigger Event has occurred.
5.	FINANCIAL LIMIT
5.1	The Seller's total liability in respect of all Environmental Indemnity Claims is:
5.1.1

limited to [POUND]100,000 (one hundred thousand pounds) in respect of all Environmental Indemnity Claims brought in respect of the matters set out at sub-paragraph (a)(i) of the definition of "Environmental Losses"; and

5.1.2

limited to [POUND]200,000 (two hundred thousand pounds) in respect of all Environmental Indemnity Claims brought in respect of the matters set out at sub-paragraph (a)(ii) of the definition of "Environmental Losses";

5.1.3

limited to [POUND]3,000,000 (three million pounds) in respect of all Environmental Indemnity Claims brought in respect of the matters set out at sub-paragraph (b) of the definition of "Environmental Losses";

5.1.4

in respect of all Environmental Indemnity Claims brought in respect of the matters set out at sub-paragraph (c) of the definition of "Environmental Losses", for the avoidance of doubt, limited in amount only by the limit set out in sub paragraph 1.2 of schedule 4;

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6.	FURTHER LIMITATIONS ON LIABILITY
6.1

The Seller shall not be liable in respect of an Environmental Indemnity Claim brought in respect of the matters set out at sub-paragraph (a) of the definition of "Environmental Losses" to the extent that Environmental Losses arise or are increased by:

	6.1.1	change of use, development or redevelopment at the relevant Property or any part of it after Completion; or
	6.1.2	Remedial Works undertaken to a specification or standard higher than:
(a)

in the event of relevant Environmental Proceedings being commenced, the minimum specification and standard applicable to the Business or the Property (whether expressly or impliedly) to comply with the binding and final decision of such Environmental Proceedings;

(b)

in the event of a formal written requirement for Remedial Works by an Environmental Authority under Environmental Law, the minimum specification and standard applicable to the Business on the Property (whether expressly or impliedly) to comply with the requirements of such Environmental Authority;

(c) in the event of an Emergency, the minimum specification and standard required to remove the immediate and direct cause of the Emergency and control the immediate effects of the Emergency; or
6.1.3

A negligent act or omission of any member of the Buyer's Group after Completion (save that a simple failure to remediate contamination of which any member of the Buyer's Group is already aware at or prior to Completion or becomes aware after Completion and in respect of which it then serves an Information Notice on the Seller shall not of itself be deemed to be a negligent act or omission); or

	6.1.4	An act outside the ordinary course of Business by any member of the Buyer's Group after Completion; or
	6.1.5	Any Remedial Works carried out at any Property except:
(a) where required by Environmental Law or at the written direction of an Environmental Authority or court;
(b) where permitted in writing by the Seller; or
(c) where necessary in the event of an Emergency.
	6.1.6	Any intrusive investigation works or disclosure of information to an Environmental Authority or Third Party except where:

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(a) required by Environmental Law (and in this context shall be laws from time to time) or at the written direction of an Environmental Authority or court;
(b) permitted in writing by the Seller;
(c) required in connection with any application for a consent or permit in respect of any discharge of x-ray waste water at the Enfield Site; or
(d) where necessary in the event of an Emergency;
	6.1.7	Any material non-compliance with the terms of this schedule;
	6.1.8	The coming into force of any law, regulation, statutory instrument, code of practice, administrative guidance or practice after Completion; or
	6.1.9	Any sale of any part of a Property or assignment, surrender, termination or grant of a leasehold interest in, any part of a Property.
6.2

The Seller shall not be liable in respect of an Environmental Indemnity Claim brought in respect of the matters set out at sub-paragraphs (b) or (c) of the definition of "Environmental Losses" to the extent that Environmental Losses arise or are increased by:

	(a)	any of the circumstances set out in sub-paragraphs 6.1.3, 6.1.4, 6.1.6., 6.1.7, 6.1.8; or
	(b)	any voluntary step or action by any member of the Buyer's Group which encourages, provokes or motivates any employee or former employee of WA to make a claim against any member of the Buyer's Group.
7.	ENVIRONMENTAL CLAIMS PROCEDURE
7.1

If the Buyer becomes aware of any matter which gives rise to or may give rise to an Environmental Indemnity Claim under this Agreement, the Buyer shall as soon as reasonably possible give written notice containing full details thereof to the Seller (an "Information Notice").

7.2

Subject to paragraph 3 the Buyer may make an Environmental Indemnity Claim as part of or at any time after serving an Information Notice by service of notice on the Seller containing full details of the nature of the claim and, where available, an estimate of Environmental Losses anticipated including any planned Remedial Works (an "Environmental Claims Notice").

7.3

An Environmental Indemnity Claim notified in accordance with paragraph 7.2 and not satisfied, settled or withdrawn is unenforceable against the Sellers on the expiry of the period of six months starting on the later of:

	(a)	the settlement or termination of any Environmental Proceedings relating to the relevant Environmental Losses; and

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	(b)	the date of notification of the Environmental Indemnity Claim, unless proceedings in respect of the Environmental Indemnity Claim have been properly issued and validly served on the relevant Seller.
8.	CONDUCT OF ENVIRONMENTAL PROCEEDINGS
8.1

Subject to sub-paragraph 8.5 below, if there are any Environmental Proceedings, the Buyer shall be entitled to take control of such proceedings provided that the Seller shall be entitled to participate in the defence, settlement, negotiation or other resolution of such Environmental Proceedings;

8.2	The participation of the Seller in accordance with paragraph 8.1 shall consist of the following:
	8.2.1	The Buyer shall ensure that (at the reasonable cost of the Seller):
(a) reasonably frequent and detailed reports shall be provided to the Seller regarding the progress of such Environmental Proceedings;
(b) copies of all correspondence and documents passing between the parties to such Environmental Proceedings shall be provided to the Seller;
(c)

all correspondence and documents passing between the relevant member of the Buyer's Group and its advisers in respect of such Environmental Proceeding shall be made available for inspection by the Seller;

(d)

copies of all draft and final documents to be presented in court are provided to the Seller (the Buyer shall use reasonable endeavours to provide such draft documents on a timely basis so that the Seller has a reasonable opportunity to give input and suggest changes);

8.2.2

The Seller shall be entitled to require one or more meetings to be held with the relevant member of the Buyer's Group in order to discuss the progress of the Environmental Proceedings and provide reasonable instructions and requests in respect of such Environmental Proceedings;

	8.2.3	The Seller shall co-operate (and shall procure such co-operation from all members of the Seller's Group) in all reasonable respects with the Buyer;
	8.2.4	No member of the Buyer's Group shall settle or compromise any Environmental Proceedings without the prior consent of the Seller.
8.3

In respect of any participation by the Seller in accordance with paragraph 8.1 and 8.2 each member of the Buyer's Group shall co-operate in all reasonable respects with the Seller in such matter provided, however, that the Seller shall in its participation of the matter act in a reasonable manner.

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8.4	Each member of the Buyer's Group shall take such action as the Seller may reasonably request to avoid, dispute or mitigate any claim or matter which would give rise to an Environmental Proceeding.
8.5

In the event of any Environmental Proceedings in relation to the Current Claim, the Seller shall have conduct of such Environmental Proceedings and the provisions of sub paragraphs 8.1, 8.2 and 8.3 shall apply as if references to the Seller were to the Buyer and as if references to the Buyer were to the Seller, Provided That:

	8.5.1	sub paragraphs 8.2.4 and 8.4 shall not apply to such conduct; and
8.5.2

the Buyer shall ensure that each Buyer's Group Undertaking will provide to the Sellers and their advisers reasonable access to premises, personnel and to relevant assets, documents and records within the possession or control of each Buyer's Group Undertaking to enable the Seller to conduct such Environmental Proceedings.

9.	CONDUCT OF WORKS
9.1	The Buyer shall give notice to the Seller of any Remedial Works or intrusive environmental investigation works which may give rise to or constitute an Environmental Loss.
9.2

The Buyer (or such other person as the Buyer shall determine) shall have conduct of any Remedial Works but shall provide reasonably frequent and detailed reports to the Seller regarding the progress of the Remedial Works and any costs incurred insofar as any such cost may constitute an Environmental Loss.

9.3	The Buyer (or such other person as the Buyer shall determine) shall undertake any Remedial Works in accordance with Environmental Law and generally accepted standards of environmental practice.
10.	INCORPORATION OF TERMS
10.1

An Environmental Indemnity Claim shall be deemed to be a Relevant Claim for purposes of the following paragraphs and sub-paragraphs of schedule 4 (but only such paragraphs and sub-paragraphs): 4.3, 4.5, 4.6, 5, 8, 9, 10, 11.

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SCHEDULE 8 Pension Arrangements
1.	INTERPRETATION
1.1	In this schedule the following words and expressions shall have the following meanings:
	"Actuary's Letter"	the letter from WGL's Actuary to the Second Buyer's Actuary dated 20 May 2003 a copy of which is annexed to this schedule;
	"Approval"	approval by the Board of Inland Revenue as an exempt approved scheme for the purposes of Chapter I of Part XIV of the Taxes Act;
	"Assumptions"	the actuarial method and assumptions set out in the Actuary's Letter;
	"AVC"	means additional voluntary contribution;
"Consenting Members"

those Employee Members who in writing not later than the Membership Transfer Date (or not later than 16 weeks after Completion if Inland Revenue approval is not obtained under paragraph 2.1) consent to or request the payment or transfer of assets from the Group Scheme to the Second Buyer's Scheme in respect of the benefits (including accrued contracted-out rights (within the meaning of the 1993 Act)) which have accrued to and in respect of them under the Group Scheme up to the Membership Transfer Date;

	"Due Date"	28 days after the Transfer Payment is agreed in accordance with the provisions of this schedule and the Inland Revenue and trustees of the Second Buyer's Scheme have agreed to the transfer;
	"Employee Members"	those Employees who are members of the Group Scheme at Completion;
	"Employer"	means, in respect of each Employee Member and Executive Fund Member, his employer (WA, PSIL or NewCo as appropriate);

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"Employees"	those employees of WA and PSIL as at Completion;
"Executive Consenting Member"

the Executive Fund Member who in writing not later than the Membership Transfer Date (or not later than 16 weeks after Completion if Inland Revenue approval is not obtained under paragraph 3.1) consents to or requests the payment or transfer of assets from the Executive Fund to the Second Buyer's Scheme in respect of the benefits (including accrued rights to guaranteed minimum pensions and section 9(2B) rights (within the meaning of the 1993 Act)) which have accrued to and in respect of the Executive Fund Member under the Executive Fund up to the Membership Transfer Date and whose consent or request is not withdrawn prior to the date of Transfer Payment;

"Executive Fund"	means the Roxboro UK Executive Pension Fund governed by a definitive deed and rules dated 2 December 1993;
"Executive Fund Member"	means Richard Wood if he has continued to be a member of the Executive Fund at Completion;
"Group Scheme"	means the Roxboro Group UK Pension Scheme established by definitive deed and rules dated 19 June 1995;
"Membership Transfer Date"	is the earlier of:
(i) the date which is 9 months after Completion; or
(ii) the date on which the Employee Members cease to be active members of the Group Scheme and the date on which the Executive Fund Member ceases to be an active member of the Executive Fund, or such other date as may be agreed in writing between WGL and ROL and the Second Buyer and First Buyer, and which is not later than 31 March 2004;

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"NewCo"	a company or companies in the Buyers' Group;
"Pensionable Earnings"	shall have the same meaning as that expression in the Group Scheme definitive deed and rules dated 19 June 1995 as amended (and for the avoidance of doubt subject to the earnings cap as appropriate);
"Pensionable Salary"	shall have the same meaning as Salary in the Executive Fund definitive deed and rules dated 2 December 1993 as amended (and for the avoidance of doubt subject to the earnings cap as appropriate);
"Second Buyer's Actuary"	Tim Banister of Watson Wyatt or such other actuary as may be appointed by the Second Buyer for the purposes of this schedule;
"Second Buyer's Scheme"

an occupational and/or personal pension scheme approved under Chapter I or Chapter IV of Part XIV of the Taxes Act which is capable of receiving a transfer of all the benefits each Employee Member or the Executive Fund Member as the case may be has accrued under the Group Scheme or the Executive Fund and satisfying the requirements of paragraph 4.2 and paragraph 5.4;

"Shortfall"	shall have the meaning provided at paragraph 5.3;
"Transitional Period"	the period commencing on Completion and ending on the day immediately preceding the Membership Transfer Date (both days inclusive);
"Transfer Payment"	shall have the meaning provided at paragraph 5.1;
"WGL's Actuary"	Sophie Ash of KPMG or such other actuary as may be appointed by WGL for the purposes of this schedule;
"the 1993 Act"	means the Pension Schemes Act 1993; and
"the 1995 Act"	means the Pensions Act 1995.

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2.	TRANSITIONAL PERIOD FOR THE GROUP SCHEME
2.1	WGL and ROL and the Second Buyer and First Buyer shall use their best endeavours to procure:
	2.1.1	the continued participation of WA and PSIL; and
2.1.2

the participation of NewCo to whom all or part of the businesses (including the Employee Members) of WA and PSIL are transferred immediately following Completion, subject to completion within 4 weeks of Completion of a deed of adherence acceptable to the Second Buyer, WGL, ROL and the trustees of the Group Scheme and subject to obtaining Inland Revenue approval and completion of such regulatory requirements as apply to such participation, in the Group Scheme during the Transitional Period in respect of the Employee Members subject to the Approval of the Group Scheme not being adversely affected.
2.2	The First Buyer and Second Buyer agree to pay jointly and severally all of:
	2.2.1	the Sellers' Group's and Roxboro's costs and expenses (including the costs of management time incurred at the rate of [POUND]1,000 per day per person exclusive of VAT); and
	2.2.2	the trustees of the Group Scheme's costs and expenses (including professional fees),

in respect of securing NewCo's participation in the Group Scheme (including preparing a deed of adherence and dealing with contracting-out and other regulatory formalities). The Sellers' Group and/or Roxboro will promptly invoice the First Buyer and Second Buyer for such costs and expenses on a monthly basis which is to be paid to the Sellers' Group and/or Roxboro within 15 Business Days of the date of invoice.

2.3	During the Transitional Period the Second Buyer and First Buyer shall procure that:
2.3.1

the Employer and the Employee Members will all pay, within 3 Business Days of the Employee Members' contribution deduction from their monthly salary, to the trustees of the Group Scheme contributions by the Employer (as "Employers") and by the Employee Members at the percentage of Pensionable Earnings referred to in the Group Scheme payment schedule as disclosed to the Second Buyer in the Disclosure Letter and that WA, PSIL and NewCo will comply in all respects with the provisions of the Group Scheme;

2.3.2

in addition to the contributions in paragraph 2.3.1 WA, PSIL and NewCo will pay or procure to be paid to WGL and ROL (or as directed by WGL or ROL) [POUND]55 plus VAT if appropriate per Employee Member per month on account of the administrative costs, expenses and separate death-in-service cover for the Group Scheme; and

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	2.3.3	WA, PSIL and NewCo will not do or omit to do any act or thing whereby the Approval of the Group Scheme would or might be prejudiced.
2.4

During the Transitional Period the Second Buyer and First Buyer shall procure that WA, PSIL and NewCo shall if so required by WGL in writing, nominate WGL (or such other person as WGL may direct) to take such action on behalf of WA, PSIL and NewCo (as appropriate) as WGL considers appropriate to secure compliance with the 1995 Act.

3.	TRANSITIONAL PERIOD FOR THE EXECUTIVE FUND
3.1	WGL and the Second Buyer shall use their best endeavours to procure:
	3.1.1	the continued participation of WA; and
3.1.2

the participation of NewCo to whom all or part of the business (including the Executive Fund Member) of WA is transferred immediately following Completion, subject to completion of a deed of adherence within 4 weeks of Completion acceptable to the Second Buyer, WGL and the trustees of the Executive Fund and subject to obtaining Inland Revenue approval and completion of such regulatory requirements as apply to such participation, in the Executive Fund during the Transitional Period in respect of the Executive Fund Member subject to the Approval of the Executive Fund not being adversely affected.
3.2	The Second Buyer agrees to pay all of:
	3.2.1	the Sellers' Group's and Roxboro's costs and expenses (including the costs of management time incurred at the rate of [POUND]1,000 per day per person exclusive of VAT); and
	3.2.2	the trustees of the Executive Fund's costs and expenses (including professional fees),

in respect of securing NewCo's participation in the Executive Fund (including preparing a deed of adherence and dealing with contracting-out and other regulatory formalities). The Sellers' Group and/or Roxboro will promptly invoice the Second Buyer for such costs and expenses on a monthly basis which are to be paid to the Sellers' Group and/or Roxboro within 15 Business Days of the date of invoice.

3.3	During the Transitional Period the Second Buyer shall procure that:
	3.3.1	The Employer and the Executive Fund Member will pay to the trustees of the Executive Fund contributions at the following rates:
(a) by the Employer - 54% of Pensionable Salary;
(b) by the Executive Fund Member - 6% of Pensionable Salary,

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within 3 Business Days of the Executive Fund Member's contribution deduction from his monthly salary and that WA and NewCo will comply in all respects with the provisions of the Executive Fund;

If the Employer is required to pay contributions at a higher rate and the Employer has not in writing consented to the change in contributions, WGL undertakes to promptly reimburse the Employer (as appropriate) with the difference;

	3.3.2	WA and NewCo will not do or omit to do any act or thing whereby the Approval of the Executive Fund would or might be prejudiced;
3.3.3

WA and NewCo will not increase the Pensionable Salary of the Executive Fund Member to or above an amount which exceeds such Executive Fund Member's Pensionable Salary at Completion except with the prior approval of WGL and on such terms as to payment of additional contributions to the Executive Fund as the trustees of the Executive Fund or WGL may require; and

3.3.4

WA and NewCo will not exercise any right, power or discretion conferred on WA and NewCo by the Executive Fund except on such terms (whether as to payment of additional contributions to the Executive Fund or otherwise) as the trustees of the Executive Fund or WGL may require.

3.4

The Second Buyer undertakes that during the Transitional Period WA and NewCo shall if so required by WGL in writing, nominate WGL (or such other person as WGL may direct) to take such action on behalf of WA and NewCo as WGL considers appropriate to secure compliance with the 1995 Act.

3.5

WGL undertakes to pay to the Second Buyer an amount equal to all costs, liabilities and expenses of WA and NewCo arising out of an amendment to the Executive Fund affecting the Executive Consenting Member's benefits, contributions or eligibility of the Executive Fund during the Transitional Period or which would reduce the Executive Consenting Member's Transfer Payment under paragraph 5.1 below.

4.	EMPLOYEE MEMBERS IN THE SECOND BUYER'S SCHEME
4.1

The Second Buyer shall at least 4 weeks prior to the Membership Transfer Date or 10 weeks after Completion if later invite those Employee Members who are still in the employment of WA and PSIL or NewCo on the Membership Transfer Date to be offered membership (such offer of membership to be in writing in a form submitted by the Second Buyer to and approved in advance of issue by WGL) on and from the Membership Transfer Date of the Second Buyer's Scheme and (in a form submitted to and approved by WGL in advance of its issue) to transfer his accrued benefits from the Group Scheme to the Second Buyer's Scheme such transfer being applied under the Second Buyer's Scheme exclusively for the provision of benefits in respect of each Consenting Member for his pensionable service completed prior to the Membership Transfer Date.

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4.2

Subject always to Inland Revenue limits, the Second Buyer and First Buyer undertake to WGL to procure that in relation to each Employee Member for the period on and from the Membership Transfer Date until and including the date 15 months after Completion in respect of the Consenting Members and until and including 12 months after Completion in respect of the other Employee Members:

4.2.1

the rate of employer contributions to the Second Buyer's Scheme will not be less than the rate of employer contributions being paid to the Group Scheme in respect of each Employee Member immediately before the Membership Transfer Date, subject to if the Second Buyer's Scheme does not provide contracted-out (within the meaning of the 1993 Act) benefits for service after the Membership Transfer Date the comparison of employer contribution rates are net of any employer national insurance rebates;

	4.2.2	contributions will be required at a rate no higher than that referred to in paragraph 2.3.1; and
	4.2.3	death benefit cover will be provided at the same level to that which applied in respect of each Employee Member before the Membership Transfer Date.
5.	EXECUTIVE FUND MEMBER IN THE SECOND BUYER'S SCHEME
5.1

The Second Buyer shall at least 4 weeks prior to the Membership Transfer Date or 10 weeks after Completion if later, invite the Executive Fund Member if he is still in the employment of WA or NewCo on the Membership Transfer Date to be offered membership (such offer of membership to be in writing in a form submitted by the Second Buyer to and approved in advance of issue by WGL) on and from the Membership Transfer Date of the Second Buyer's Scheme and (in a form submitted by the Second Buyer to and approved in advance of issue by WGL) to transfer his accrued benefits from the Executive Fund to the Second Buyer's Scheme. WGL shall procure that the trustees of the Executive Fund offer a transfer payment in respect of the Executive Fund Member calculated in accordance with the Assumptions ("Transfer Payment"). The Second Buyer will procure that the Transfer Payment will provide transfer credits in the Second Buyer's Scheme that WGL's Actuary and Second Buyer's Actuary agree to be no less valuable than the Transfer Payment calculated using the Assumptions.

5.2

The Transfer Payment will first be calculated by WGL's Actuary and will then be verified by the Second Buyer's Actuary. The Second Buyer will promptly provide to WGL any documents and information which WGL and WGL's Actuary may require to calculate the Transfer Payment. WGL will ensure that the Second Buyer's Actuary is supplied within 2 months of the Membership Transfer Date with all information reasonably required to enable him or her to verify WGL's Actuary's calculations. If WGL's Actuary and the Second Buyer's Actuary cannot agree the Transfer Payment within 3 months of the Membership Transfer Date, either party may require the amount to be determined by an independent actuary, to be nominated by WGL and the Second Buyer jointly or, if they cannot agree, by the President of the Institute of

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Actuaries on application by either party. The independent actuary will act as an expert and not as an arbitrator, and his or her decision will be final and binding on the parties. The independent actuary's costs will be payable in proportions decided by the independent actuary.

5.3

If the trustees of the Executive Fund do not pay the Transfer Payment in full to the Second Buyer's Scheme on or before the Due Date and all the requirements of paragraph 5.4 have been satisfied, WGL will promptly pay to the Second Buyer or as the Second Buyer shall direct x% of the amount of the difference, plus interest at the Agreed Rate in respect of the period from and including the Due Date to but excluding the date of payment (the "Shortfall"). For the purposes of this paragraph, x = 100 minus the rate of corporation tax applicable at the date of actual payment. If WGL pays the Shortfall to the Second Buyer or as the Second Buyer may direct, the Second Buyer will procure that an amount equal to the Shortfall increased by y% will be contributed to the Second Buyer's Scheme, where y = 100/x.

5.4	Subject always to Inland Revenue limits, the Second Buyer undertakes to WGL that:
5.4.1

if the Executive Fund Member is admitted as a member of a defined benefit scheme it will provide benefits which provide benefits on a basis agreed between WGL's Actuary and the Second Buyer's Actuary as being no less favourable than those provided in the Executive Fund using the Assumptions; or

5.4.2

if the Executive Fund Member is admitted as a member of a money purchase scheme WA and NewCo will contribute at a rate which is agreed between WGL's Actuary and the Second Buyer's Actuary as providing no less valuable benefits than those benefits (taking into account state pension benefits and using the Assumptions) the Executive Consenting Member would have received had he remained a member of the Executive Fund; and

	5.4.3	contributions from the Executive Fund Member will be at a rate no higher than that referred to in paragraph 3.3.1;
	5.4.4	it will provide death benefit cover at the same level to that which applied in respect of the Executive Fund Member before the Membership Transfer Date; and
	5.4.5	the commitments in 5.4.1 to 5.4.4 above will be maintained for a period of 15 months from Completion for the Executive Consenting Member.
6.	SECOND BUYER'S PROTECTION
6.1

WGL undertakes to pay to the Second Buyer (by way of an adjustment to the purchase price for the WA Shares) an amount equal to x% of all costs, liabilities and expenses of WA arising or which may arise out of the operation of section 75 of the 1995 Act in relation to the Executive Fund. For the purposes of this paragraph, x=100 minus the rate of tax relief at the date of actual payment.

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7.	AVCs
7.1

Nothing elsewhere in this schedule will apply to AVCs or to benefits secured by them. However, WGL will use reasonable endeavours to ensure that the assets representing the Consenting Members' and the Executive Consenting Member's AVCs in the Group Scheme and Executive Fund respectively (adjusted by investment return thereon and subject to deductions as the AVC provider may impose) will be transferred to the Second Buyer's Scheme. The First Buyer and the Second Buyer will ensure that the Second Buyer's Scheme provides benefits for the Consenting Members and the Executive Consenting Member which are equivalent to these assets.

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EXECUTED by the parties:
Signed by for and on behalf of ROXBORO OVERSEAS LIMITED	) /s/ A. Vaisey ) )
Signed by for and on behalf of ROXBORO HOLDINGS INC.	) /s/ A. Vaisey ) )
Signed by for and on behalf of WESTON GROUP LIMITED	) /s/ A. Vaisey ) )
Signed by for and on behalf of THE ROXBORO GROUP PLC	) /s/ A. Vaisey ) )
Signed by for and on behalf of ESTERLINE TECHNOLOGIES CORPORATION	) /s/ Stephen R. Larson ) ) )
Signed by for and on behalf of ESTERLINE TECHNOLOGIES ACQUISITION LIMITED	) /s/ Stephen R. Larson ) ) )

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